An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2020

Cannabis Strategic Ventures

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

www.cannabisstrategic.com

9350 Wilshire Blvd. Suite 203, Beverly Hills, CA 90212

310.359.6860

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

7389 & 454111	82-1859998
(Primary & Secondary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AGGREGATE MAXIMUM OFFERING OF 169,999,032

Maximum Offering of 125,000,000 shares of common stock at a range between $0.01 per share and $0.10 per share by the Company

AND

Maximum Offering of 44,999,032 shares of common stock at a range between $0.01 per share and $0.10 per share by Selling Shareholders

This is a public offering of up to 125,000,000 shares of Common Stock of Cannabis Strategic Ventures at a price between $0.01 and $0.10 for aggregate offering price between $1,250,000 and $12,500,000 depending on the final offering price determined within the range to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by at least one state securities board (unless extended by the Company, in its own discretion, for up to another 90 days).

In addition, we are offering up to 44,999,032 for resale by existing shareholders to be sold at the fixed offering price determined upon qualification.

Our Common Stock currently trades on the OTC Pink market under the symbol “NUGS” and the closing price of our Common Stock on March 23, 2021 was $0.1289.  Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to [Company]

Our Company

Cascade Energy, Inc. (“Cascade”) was originally incorporated in the State of Nevada on December 23, 2003 as Pro-Tech Holdings, Ltd. In May 2005, the Company changed its name to Cascade Energy, Inc. On June 8, 2017, Cascade Energy, Inc. filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada to change the name of the Company from Cascade Energy, Inc. to Cannabis Strategic Ventures, Inc. (“Cannabis Strategic” or “the Company”). FINRA approved the name and stock ticker change on December 5, 2017.

The Company was an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the United States. The primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. In 2017, the Company changed its business to focus on the fast - growing medical and legal recreational cannabis sectors.

In September 2017, the Company incorporated a new subsidiary Budhire in the state of Washington for providing staffing solutions and employment consulting to the legal cannabis sector. Subsequently, the Company expanded its operations and created a separate subsidiary in the state of California.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(a)	Buyer’s cash payment of $59,819 paid by wire transfer,

(b)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,

(c)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

This acquisition will be rescinded as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins at a purchase price of $250,000. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The Company acquired 51% of LYXR at a purchase price of $75,000. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

In June 2019, the Company entered into negotiations with a strategic investment group that will provide the Company with significant indoor, outdoor and greenhouse cannabis cultivation operations; an existing cannabis retail presence; a team of highly experienced cultivators and managers; and a direct cash infusion from a strategic investment group. As of June 30, 2020, the agreements are still being negotiated and are not final.

Overview

We act as a holding company developing a portfolio of subsidiaries operating in the legalized cannabis industry. We only operate in those states where cannabis is legalized and regulated under applicable state laws, and/or has been de-criminalized for medical use and/or legalized for recreational use. We currently only operate one profitable subsidiary, is 360 Espinosa Road II, LLC d/b/a NUGS Farm North, which owns 16 cannabis cultivation licenses, one nursery license, one distribution license, and one processing license in Northern California.

Our nonoperational subsidiaries include:

●	Pure Applied Sciences, Inc., a Delaware corporation engaged in the marketing and sales of its “PureOrganics™” brand of cannabis oils and related accessories;
●	Fitamins, Inc., a Wyoming corporation, engaged in the marketing and sale of a brand of health and wellness products containing hemp-based CBD; and,
●	Lyxr™, a brand of based luxury skin, hair and body products containing hemp-based CBD and other Phyto cannabinoids and other natural ingredients providing high-performing skin, hair and body topical solutions; and,
●	BudHire, a staffing solution brand operating in Washington and California that provides temporary, long term and permanent staffing solutions for the Cannabis industry; and,
●	FLORAH, a CBD only retail store conceptualized for launch in Los Angeles.

Our strategy is to operate and expand our holdings in the legal cannabis industry through acquisition, joint venture, partnership or investment. A description of our current subsidiaries follows. Our ownership interests are included in the following disclosures. Currently, we have ceased all operations in the subsidiaries, but we will maintain their registrations in their respective jurisdictions in the event we choose to relaunch any of the business lines.

Pure Applied Sciences, Inc.

On February 15, 2018, the Company entered into a Corporate Combination Agreement with Pure Applied Sciences, Inc., a Delaware corporation. The Agreement was structured as a stock exchange. The Company was the acquirer. The Company agreed to issue Pure Applied Sciences, Inc. 1,400,000 shares of common stock in exchange for all of the outstanding shares of Pure Applied Sciences, Inc. By virtue of the Agreement, the Company obtained all right title and interest

By virtue of the acquisition the Company obtained all right title and interest Pure Applied Sciences is a party to Pure Applied Sciences, Inc.’s “Pureorganix™” and “Halo/Toke™” branded cannabis oil products and vape cartridge delivery systems, including intellectual properties, research and development, web sites, packaging designs, related marketing materials and trade secrets surrounding vape cartridge components, filters, cannabis oil formulae and vape cartridge designs. The Company also acquired rights under a valuable supply contract with one of the first licensed marijuana extractors in California – Sunniva, Inc, and a patent pending for a proprietary filter brand for cannabis use. Pure Applied Sciences is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

Fitamins®, Inc.

On August 7, 2018, the Company entered into an Asset Purchase Agreement with Frontier Health Products, Inc. dba Fitamins®, Inc., a Wyoming corporation. As a result, the Company acquired 51% of the issued common stock of Frontier Health Products, Inc., in exchange for the Company’s issuance of a warrant entitling Frontier Health Products, Inc. to acquire Company common stock valued at $250,000. The Company acquired Frontier Health Products, Inc.’s proprietary pet products containing Cannabidiol (CBD), inventory, research and development, formulations, marketing and packaging designs, sales personnel, logistics storage and order fulfillment facilities. Fitamins® is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

Worldwide Staffing, Inc. (acquisition pending completion of audit)

On April 20, 2018, the Company entered into a Stock Purchase Agreement with Worldwide Staffing Group, Inc., a California corporation. The Company purchased all one million issued and outstanding shares of Worldwide Staffing Group, Inc. in exchange for an aggregate purchase price of $2,482,115. The purchase price was comprised of $59,818 in cash; the Company’s execution of a convertible promissory note in the amount of $184,669; and the Company’s issuance of 4,400,789 common shares of the Company’s common stock. The Company’s common stock issuance contained piggyback registration rights. Worldwide Staffing Group, Inc. is a service company providing professional staffing services to businesses. Currently, Worldwide Staffing Group, Inc. is focused on providing staffing to human resource management in the health care field. Worldwide Staffing, Inc. is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212. We did not expect this acquisition will be completed in the near future as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

LYXR™, LLC

On February 8, 2019, the Company purchased a 51% interest in LYXR™, LLC, a California limited liability company from True Beauty Promise, in exchange for $75,000 paid in the Company’s common stock. Lyxr™ Life Care develops and distributes beauty products infused with CBD, utilizing proprietary formulations developed by True Beauty Promise over the past decade and a half. As part of the acquisition, the Company has devoted research and development resources, marketing resources, and supply chain management to LYXR™ in order to develop and bring the beauty products to market. LYXR’S™ address of record is 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

BudHire

In September of 2017, the company created the BudHire brand to provide temporary and permanent staffing solutions to Cannabis businesses.  BudHire provides, recruiting services for Cannabis companies looking to hire staff for retail and cultivation.  In addition, BudHire provides payroll and HR services and helps Cannabis business with employment compliance.

NUGS Farm North

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 16 cannabis cultivation licenses, one nursery license, one distribution license, and one processing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

FLORAH

In March 2019, the company started FLORAH as a CBD only retail store. It is a concept boutique that educates consumers of the benefits of CBD while a curating a best of selection of CBD lifestyle, wellness, beauty and pet products.

12-Month Outlook

Over the next 12 months, the Company is projecting to harvest an estimated 780lbs per month of cannabis and attempt to add an additional 400lbs of cannabis by the 3rd quarter of 2020. The Company intends to increase output by installing more cultivation lights. In addition, the Company plans to launch its own “house brands” of cannabis as it moves away from its initial strategy of producing cannabis for non-branded wholesale.

THE OFFERING

Common Stock we are offering	Maximum offering between 125,000,000 shares at a price range between $0.01 and $0.10 per share

Common Stock offered on behalf of Existing Shareholders	We are offering up to 44,999,032 share of common stock held by existing shareholders to be sold in private transactions or into the market so long as the Company is listed on a national exchange.

Common Stock outstanding before this Offering	268,883,223 Common Stock, par value $0.001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to increase farming production and efficiencies, and to increase accounting capabilities in order to file all required reports with the SEC. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although the Company has experience in operating the business of the Company, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have a history of operating losses and we may need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. As of March 31, 2020, we had a working capital deficit of $11,427,585, and stockholders’ deficit of $ $5,775,943. We incurred a net loss of $9,079,609 for the year ended March 31, 2020 and a net loss of $21,432,605 for the year ended March 31, 2019. We have not achieved sustainable profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We may need significant additional capital, which we may be unable to obtain.

We may need to obtain additional financing over time to fund operations. Our management cannot predict the extent to which we will require additional financing and can provide no assurance that additional financing will be available on favorable terms or at all. The rights of the holders of any debt or equity that may be issued in the future could be senior to the rights of common shareholders, and any future issuance of equity could result in the dilution of our common shareholders’ proportionate equity interests in our company. Failure to obtain financing or an inability to obtain financing on unattractive terms could have a material adverse effect on our business, prospects, results of operation and financial condition.

Our resources may not be sufficient to manage our potential growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial, and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

We may need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational, and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management to execute our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management, particularly Simon Yu, Chief Executive Officer, could significantly delay or prevent the achievement of our strategic objectives. The loss of the services of senior management for any reason could adversely affect our business, prospects, financial condition and results of operations.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We currently do not have any patents pending; thus we cannot assure you that we will be able to control all of the rights for all of our intellectual property. If we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our limited operating history and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business that ultimately proves unsuccessful.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited operating history as a cannabis company, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers to our program. In order to attract copyright holders to our program, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our services will depend on our success in consistently providing high-quality services to our customers. Since we rely on technology partners to provide portions of the service to our customers, if our suppliers do not send accurate and timely data, or if our customers do not perceive the products we offer as superior, the value of our brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of our services to one or more of these groups, which could harm our business, results of operations and financial condition.

Our service offerings may not be accepted.

As is typically the case involving service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty. The success of our service offerings primarily depends on the interest of copyright holders in joining our service. In general, achieving market acceptance for our services will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake extensive marketing activities. Accordingly, we cannot assure you that any of our services will be accepted or with respect to our ability to generate the revenues necessary to remain in business.

A competitor with a stronger or more suitable financial position may enter our marketplace.

To our knowledge, there is currently no other company offering a copyright settlement service for peer to peer infringers. The success of our service offerings primarily depends on the interest of copyright holders in joining our service, as opposed to a similar service offered by a competitor. If a direct competitor arrives in our market, achieving market acceptance for our services may require additional marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

Risks Related to Our Business and Industry

There is uncertainty regarding the availability of U.S. federal patent and trademark protection.

As long as cannabis remains illegal under U.S. federal law, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

Current constraints on marketing our products could adversely affect our sales and results of operations.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies’ abilities to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and results of operations could be adversely affected.

We could experience difficulty enforcing our contracts.

Due to the nature of our business and the fact that our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in federal and certain state courts. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

U.S. Federal and foreign regulation and enforcement may adversely affect the implementation of cannabis laws and regulations and may negatively impact our revenue, or we may be found to be violating the Controlled Substances Act or other U.S. federal, state, or foreign laws.

Cannabis is a Schedule-I controlled substance and is illegal under federal law. Even in those states where the use of cannabis has been legalized, its use remains a violation of federal law. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”

At present, 33 states and the District of Columbia allow their citizens to use medical cannabis. Additionally, 9 states have approved legalization of cannabis for adult recreational use. The laws of these states are in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. If the federal government decides to enforce the Controlled Substances Act with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis could be subject to fines and imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the federal government’s enforcement of current federal laws will cause significant financial damage to us.

Previously, the Obama administration, memorialized in what has come to be commonly known as the Cole Memorandum, took the position that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. The Trump administration has revised this policy. Specifically, Attorney General Jeff Sessions has rescinded the Cole Memorandum guidance in favor of deferral of any enforcement of federal regulation to the individual states’ US Attorney.

Even under the prior Cole Memorandum guidance, the Department of Justice stated that it would continue to enforce the Controlled Substance Act with respect to cannabis to prevent:

●	the distribution of cannabis to minors;

●	criminal enterprises, gangs and cartels receiving revenue from the sale of cannabis;

●	the diversion of cannabis from states where it is legal under state law to other states;

●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	violence and the use of firearms in the cultivation and distribution of cannabis;

●	driving while impaired and the exacerbation of other adverse public health consequences associated with cannabis use;

●	the growing of cannabis on public lands; and

●	cannabis possession or use on federal property.

Despite the rescission of the Cole Memorandum, certain other protections for state-legal cannabis businesses remain in place via budgetary an element embedment which limits funding of any enforcement of anti-cannabis legislation. However, being an amendment to an appropriations bill, those protections must be renewed annually. The currently enacted Commerce, Justice, Science, and Related Agencies Act, which includes the protective embedment (the Rohrabacher-Farr Amendment), is effective by passage of a short-term continuing resolution only through December 8, 2017, and Attorney General Jeff Sessions has urged members of Congress to not renew the amendment.

On March 23, 2018, President Donald J. Trump signed into law a $1.3 trillion-dollar spending bill that included an amendment known as “Rohrabacher-Blumenauer,” which prohibits the Justice Department from using federal funds to prevent certain states “from implementing their own State laws that authorize the use, distribution, possession or cultivation of medical cannabis.”

On December 20, 2018, President Donald J. Trump signed into law the Agriculture Improvement Act of 2018, otherwise known as the “Farm Bill”. Prior to its passage, hemp, a member of the cannabis family, was classified as a Schedule 1 controlled substance, and so illegal under the federal CSA.

With the passage of the Farm Bill, hemp cultivation is now broadly permitted, as long as its THC content is at or below .03%. The Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law.

Any change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our operations. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We are subject to certain federal regulations relating to cash reporting.

The Bank Secrecy Act, enforced by FinCEN, requires us to report currency transactions in excess of $10,000, including identification of the customer by name and social security number, to the IRS. This regulation also requires us to report certain suspicious activity, including any transaction that exceeds $5,000 that we know, suspect or have reason to believe involves funds from illegal activity or is designed to evade federal regulations or reporting requirements and to verify sources of funds. Substantial penalties can be imposed against us if we fail to comply with this regulation. If we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, financial condition and results of operations.

We and our customers may have difficulty accessing the service of banks, which may make it difficult to sell our products and services.

Since the use of cannabis is illegal under federal law, federally chartered banks will not accept for deposit funds from businesses involved with cannabis. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our customers to operate. There does appears to be recent movement to allow state-chartered banks and credit unions to provide banking to the industry, but as of the date of this report there are only nominal entities that have been formed that offer these services. Further, in a February 6, 2018, Forbes article, United States Secretary of the Treasury, Steven Mnuchin, is reported to have testified that his department is “reviewing the existing guidance.” But he clarified that he doesn’t want to rescind it without having an alternate policy in place to address public safety concerns.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the U.S. Bank Secrecy Act. Despite guidance from the U.S. Department of the Treasury suggesting it may be possible for financial institutions to provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act, banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain our current bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan. Similarly, many of our customers are directly involved in cannabis sales and further restriction to their ability to access banking services may make it difficult for them to purchase our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to compliance with government regulation the cost of which may be material and the failure to comply with present and future government regulation could harm our business, results of operations, financial condition and prospects, could put us out of business and could cause you to lose your entire investment.

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

●	the production of our products;

●	environmental protection;

●	interstate commerce and taxation; and

●	workplace and safety conditions, minimum wage and other labor requirements.

The federal Agricultural Act of 2014, along with the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018) and Colorado’s Industrial Hemp Regulatory Program, provide for the cultivation of industrial hemp for purposes of research as part of agricultural pilot programs adopted by individual states, including Colorado (pursuant to which we operate). The uncertainty of conflicting interpretations of these legislative authorities, as they relate to the federal Controlled Substance Act’s provisions relating to the cultivation of “marijuana,” presents a substantial risk to the success and ongoing viability of the Company and the hemp industry in general. The uncertainty is a deterrent to investment in cannabis-related businesses, securing channels of distribution and obtaining banking, payment processing services, transfer agent, clearing, and other financial services. Investors face uncertainty in the ability to deposit and clear the securities offered herein.

The Trump Administration announced last year that there may be greater enforcement of federal laws regarding marijuana. Federal enforcement of existing laws and regulations could have a material adverse effect on our business and may cause you to lose your entire investment.

New legislation or regulations may be introduced at either the federal and/or state level which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products. New legislation or regulations may require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials, and it is possible that the costs of complying with these new regulatory requirements could be material.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Border Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to SanSal Wellness, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our business, and we cannot predict the impact that future legislation or changes in enforcement practices may have on our company.

There is a substantial amount of change occurring in the United States regarding both the medical and recreational use of cannabis, and a number of individual states have enacted state laws to enable distribution, possession, and use of cannabis for medical, and in some cases, recreational purposes. The Obama Administration previously stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute individuals lawfully abiding by state-designated laws allowing for use and distribution of medical and recreational cannabis and to date the Trump administration has continued with that policy. However, there is no guarantee that the Trump Administration will not change the stated policy regarding enforcement of federal laws in states where cannabis has been legalized. Future active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers to invest in or buy our Canna Sensor, which is used in connection with cannabis. In addition, federal or state legislation could be enacted in the future that could prohibit customers of our Canna Sensor from distributing, possessing, or using cannabis. If such legislation were enacted, customers may discontinue use of our Canna Sensor, our potential source of customers would be reduced, and our revenues may decline. Violation of any federal or state law, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users, and as such may be subject to enforcement actions which could materially and adversely affect our business

The possession, use, cultivation, or transfer of cannabis remains illegal under the Federal Controlled Substances Act. Our Canna Sensor may be sold to customers that are engaged in the business of possession, use, cultivation, or transfer of cannabis. As a result, law enforcement authorities regulating the illegal use of cannabis may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations

We may be in violation of anti-money laundering laws and regulations which could impact our ability to obtain banking services, result in the forfeiture or seizure of our assets and could require us to suspend or cease operations.

We are subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the Controlled Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks or other financial institutions that provide cannabis businesses with financial services such as a checking account or credit card in violation of the Bank Secrecy Act could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Controlled Substances Act. We may also be exposed to the foregoing risks.

As previously introduced, in February 2014, FinCEN issued the FinCEN Memo providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of the Bank Secrecy Act. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Controlled Substances Act. Although the FinCEN Memo remains in effect today, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Overall, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the DOJ’s current enforcement priorities could change for any number of reasons. A change in the DOJ’s enforcement priorities could result in the DOJ prosecuting banks and financial institutions for crimes that previously were not prosecuted. If we do not have access to a U.S. banking system, its business and operations could be adversely affected.

Other potential violations of federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the Canadian Securities Administrators), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business’ operations.

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada, and subject us to civil and/or criminal penalties. Furthermore, while there are no current intentions to declare or pay dividends on the Common Shares in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

We may become subject to federal and state forfeiture laws which could negatively impact our business operations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. As an entity that conducts business in the cannabis industry, we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Also, an individual can be required to forfeit property considered to be the proceeds of a crime even if the individual is not convicted of the crime, and the standard of proof in a civil forfeiture matter is lower than the standard in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.

Investors located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and be at further risk of losing their investments or proceeds under forfeiture statutes. Many states remain fully able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Investors and prospective investors of the Company should be aware of these potentially relevant federal and state laws in considering whether to invest in the Company.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

Our business in the cannabis industry is subject to heightened scrutiny by regulatory authorities.

For the reasons set forth above, our existing operations in the United States, and any future operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

It has been reported by certain publications in Canada that The Canadian Depository for Securities Limited is considering a policy shift that would see its subsidiary, CDS Clearing and Depository Services Inc. (“CDS”), refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada’s central securities depository, clearing and settlement hub settling trades in the Canadian equity, fixed income and money markets. CDS or its parent company has not issued any public statement in regard to these reports. Although we currently have no operations in the United States, if CDS were to proceed in the manner suggested by these publications, and apply such a policy to us, it would have a material adverse effect on the ability of holders of Common Shares to make trades. In particular, the Common Shares would become highly illiquid as investors would have no ability to effect a trade of the Common Shares through the facilities of a stock exchange.

In the United States, many clearing houses for major broker-dealer firms, including Pershing LLC, the largest clearing, custody and settlement firm in the United States, have refused to handle securities or settle transactions of companies engaged in cannabis related business. Many other clearing firms have taken a similar approach. This means that certain broker-dealers cannot accept for deposit or settle transactions in the securities of companies, which may inhibit the ability of investors to trade in our securities and could negatively affect the liquidity of our securities.

In addition, on November 24, 2017, the TMX Group provided an update regarding issuers with marijuana-related activities in the United States and confirmed that TMX Group will rely on the Canadian Securities Administrators’ recommendation to defer to individual exchange’s rules for companies that have marijuana-related activities in the United States and to determine the eligibility of individual issuers to list based on those exchanges’ listing requirements. On February 8, 2018, CDS signed a memorandum (the “CDS MOU”) with Aequitas NEO Exchange Inc., CNSX Markets Inc., TSX Inc., and TSX Venture Exchange Inc. (collectively, the “Exchanges”). The CDS MOU outlines CDS’ and the Exchanges’ understanding of Canada’s regulatory framework applicable to the rules and procedures and regulatory oversight of the Exchanges and CDS. The CDS MOU confirms, with respect to the clearing of listed securities, that CDS relies on the Exchanges to review the conduct of listed issuers. As a result, there currently is no CDS ban on the clearing of securities of issuers with marijuana-related activities in the U.S. However, if CDS were to proceed in the manner suggested by these publications, and apply such a policy to us, it would have a material adverse effect on the ability of Common Shares to make trades. In particular, the Common Shares would become highly illiquid as investors would have no ability to effect a trade of Common Shares through the facilities of a stock exchange.

Any restrictions imposed by the CSE or other applicable exchange on the business of the Company and/or the potential delisting of the Common Shares from the CSE or other applicable exchange would have a material adverse effect on the Company and on the ability of holders of Common Shares to make trades.

The heightened regulatory scrutiny could have a negative impact on our ability to raise capital.

Our business activities rely on newly established and/or developing laws and regulations in multiple jurisdictions, including in Nevada. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, SEC, the DOJ, the Financial Industry Regulatory Authority or other federal, Nevada or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or non-medical purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for securities of the Company or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the Company.

Our participation in the cannabis industry may lead to costly litigation, which could adversely affect our financial condition and business operations.

Our participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us or our investments. Litigation, complaints, and enforcement actions involving either us or our investments could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on our future cash flows, earnings, results of operations and financial condition.

●	Using state authorized marijuana activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of marijuana;

●	Preventing drugged driving;

●	Growing marijuana on federal property; and

●	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer amendment, is a rider to the annual appropriations bill that prohibits the DOJ from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition was in place until September 30, 2018 and has not been renewed.

On September 27, 2018, the U.S. Drug Enforcement Agency announced that drugs, including “finished dosage formulations” of CBD with THC below 0.1%, will be considered Schedule 5 drugs as long as the medications have been approved by the U.S. Food and Drug Administration.

In the future, we will not be able to deduct some of our business expenses.

Section 280E of the Internal Revenue Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, which will force us to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues. Therefore, our marijuana business may be less profitable than it could otherwise be.

We may not obtain the necessary permits and authorizations to operate our proposed marijuana business.

We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations for our proposed cultivation and production businesses and greenhouse solutions business, or may only be able to do so at great cost. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical and adult use marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate the medical and adult use marijuana business, which could have a material adverse effect on our business.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 988,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 268,883,233 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in Nevada.

The subscription agreement states that it shall be governed by the local law of the State of Nevada and the United States, and the parties consent to the exclusive forum of the Federal courts in Nevada for any action brought under the Securities Act, the Exchange Act, or any matters derived from the subscription agreement. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Nevada. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement. In addition, our exclusive forum provision may result in additional costs related to litigation of the matter for an investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. These use of proceeds are prospective and based upon raising funds at $0.10 per share, or an aggregate offering price of $12,500,000. We have not determined a final offering price. Upon determination of a fixed offering price, the Company will file a supplemental statement establishing use of proceeds based on an aggregate offering price determined by multiplying the final fixed price by the maximum number of shares to be issued, 125,000,000, pursuant to this offering. However, with the exception of the Cost of Offering, all other line items will be increased or decreased proportionately based on the total aggregate offering price. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Cost of Offering	$50,000	$50,000	$50,000	$50,000
Net Proceeds	$3,075,000	$6,200,000	$9,325,000.00	$12,450,000
Capital Expenditure Requirements (1)	$1,500,000	$3,000,000	$4,500,000	$6,000,000
Operating Expense	$750,000	$1,625,000	$2,375,000	$3,125,000
Marketing and Sales	$250,000	$500,000	$750,000	$1,000,000
Expenses (2)	$500,000	$1,000,000	$1,500,000	$2,000,000
TOTAL	$3,125,000	$6,250,000	$9,375,000	$12,500,000

(1)	Capital requirements includes, but is not limited to, purchase of additional equipment and leasehold improvements for the NUGS Farm North.
(2)	Expense relate to additional costs and services to hire additional accounting and finance personnel, to begin paying salaries for management, office lease.

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering less the Cost of Offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on an offering price of $0.01 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of March 24, 2021 and the balance sheet as of December 31, 2020.

	25%	50.0%	75%	100%
Net Value	$(7,668,866.00)	$(7,356,366.00)	$(7,043,866.00)	$(6,731,366.00)
# Total Shares	305,747,909	336,997,909	368,247,909	399,497,909
Net Book Value Per Share	$-0.0251	$-0.0218	$-0.0191	$-0.0168
Increase in NBV/Share	$0.0038	$0.0071	$0.0098	$0.0120
Dilution to new shareholders	$0.0351	$0.0318	$0.0291	$0.0268
Percentage Dilution to New	350.82%	318.29%	291.28%	268.50%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on an offering price of $0.10 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of March 24, 2021 and the balance sheet as of December 31, 2020.

	25%	50.0%	75%	100%
Net Value	$(4,856,366.00)	$(1,731,366.00)	$1,393,634.00	$4,518,634.00
# Total Shares	305,747,909	336,997,909	368,247,909	399,497,909
Net Book Value Per Share	$-0.0159	$-0.0051	$0.0038	$0.0113
Increase in NBV/Share	$0.0130	$0.0238	$0.0327	$0.0402
Dilution to new shareholders	$0.1159	$0.1051	$0.0962	$0.0887
Percentage Dilution to New	115.88%	105.14%	96.22%	88.69%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

Cascade Energy, Inc. (“Cascade”) was originally incorporated in the State of Nevada on December 23, 2003 as Pro-Tech Holdings, Ltd. In May 2005, the Company changed its name to Cascade Energy, Inc. On June 8, 2017, Cascade Energy, Inc. filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada to change the name of the Company from Cascade Energy, Inc. to Cannabis Strategic Ventures, Inc. (“Cannabis Strategic” or “the Company”). FINRA approved the name and stock ticker change on December 5, 2017.

The Company was an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the United States. The primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. In 2017, the Company changed its business to focus on the fast - growing medical and legal recreational cannabis sectors.

In September 2017, the Company incorporated a new subsidiary Budhire in the state of Washington for providing staffing solutions and employment consulting to the legal cannabis sector. Subsequently, the Company expanded its operations and created a separate subsidiary in the state of California.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(d)	Buyer’s cash payment of $59,819 paid by wire transfer,
(e)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,
(f)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

This acquisition will be rescinded as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins at a purchase price of $250,000. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The Company acquired 51% of LYXR at a purchase price of $75,000. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

In June 2019, the Company entered into negotiations with a strategic investment group that will provide the Company with significant indoor, outdoor and greenhouse cannabis cultivation operations; an existing cannabis retail presence; a team of highly experienced cultivators and managers; and a direct cash infusion from a strategic investment group. As of December 31, 2019, the agreements are still being negotiated and are not final.

Results of Operations

For the three months ended December 31, 2020 compared to three months ended December 31, 2019.

Revenues and Cost of Revenues

Total revenues were $2,841,702 for the three months ended December 31, 2020 as compared to $1,353,361 for the three months ended December 31, 2019, an increase of $ $1,488,341. The increase in revenues was due to our sales from sale of Cannabis products as we are more matured in the cannabis operations. Cost of revenues were $2,075,371 or 73.03% of total revenues for the three months ended December 31, 2020, versus $916,114 or 67.69% of total revenues for the three months ended December 31, 2019. This increase in costs of sales was due to our cost to grow and harvest the cannabis in NUGS Farm North. The Company became more efficient for the three months ended December 31, 2020 so has a higher gross margin compare to the three months ended December 31, 2019.

Gross Profit

Total gross profit was $766,331 for the three months ended December 31, 2020. This compares to total gross profit of $437,247 for the three months ended December 31, 2019. Total gross profits for the three months ended December 31, 2020 as compared to 2019 reflect an increase of $ $329,084.

Operating Expenses

Total operating expenses were $2,076,345, for the three months ended December 31, 2020, as compared to $ 1,685,944 for the three months ended December 31, 2019. This decrease was primarily due to less stock compensation expense in the NUGS Farm North for the three months ended December 31, 2020.

Other (Income) Expense

Other (income) expense for the three months ended December 31, 2020 was expense of $85,718 as compared with expense of $440 for the three months ended December 31, 2019. This decrease in expense was due to reduction in loss in investing activity.

Net Income (Loss)

As a result of the factors discussed above, loss for the three months ended December 31, 2020 was ($1,395,732) as compared to a loss for the three months ended December 31, 2019 of ($1,249,137).

Results of Operations

For the nine months ended December 31, 2020 compared to nine months ended December 31, 2019.

Revenues and Cost of Revenues

Total revenues were $12,936,768 for the nine months ended December 31, 2020 as compared to $2,060,511 for the nine months ended December 31, 2019, an increase of $ $10,876,257. The increase in revenues was due to our sales from sale of Cannabis products and income from BudHire staffing services. Cost of revenues were $ 9,461,869 or 73.14%of total revenues for the nine months ended December 31, 2020 December 31, 2020, versus $1,530,868 or 74.30% of total revenues for the nine months ended December 31, 2019. This increase in costs of sales was due to the cost to grow and harvest the cannabis in NUGS Farm North. The Company became more efficient for the nine months ended December 31, 2020 so has a higher gross margin compare to the nine months ended December 31, 2019.

Gross Profit

Total gross profit was $3,474,899 for the nine months ended December 31, 2020. This compares to total gross profit of $529,643 for the nine months ended December 31, 2019. Total gross profits for the nine months ended December 31, 2020 as compared to 2019 reflect an increase of $ $2,945,256.

Operating Expenses

Total operating expenses were $6,109,874, for the nine months ended December 31, 2020, as compared to $5,940,492 for the nine months ended December 31, 2019.

Other (Income) Expense

Other (income) expense for the nine months ended December 31, 2020 was $224,918 as compared with expense of $380,787 for the nine months ended December 31, 2019. This decrease in expense was due to reduction in loss in investing activity.

Net Income (Loss)

As a result of the factors discussed above, loss for the nine months ended December 31, 2020 was ($2,859,893) as compared to a loss for the nine months ended December 31, 2019 of ($5,791,636).

Results of Operations

For the fiscal year ended March 31, 2020 compared to fiscal year ended March 31, 2019.

Revenues and Cost of Revenues

Total revenues were $2,367,367 for the year ended March 31, 2020 as compared to $701,968 for the year ended March 31, 2019, an increase of $1,665,399. The increase in revenues was due to our sales from sale of Cannabis products and income from BudHire staffing services. Cost of revenues were $1,890,496 or 79.86% of total revenues for the year ended March 31, 2020, versus $680,917 or 97% of total revenues for the year ended March 31, 2019. This increase in costs of sales was due to our BudHire operations, whereby we invoice our staffing clients, who pay us a fee, and we account for the costs of paying placed employees for the staffing services provided and the cost to grow and harvest the cannabis in NUGS Farm North.

Gross Profit

Total gross profit was $476,871 for the year ended March 31, 2020. This compares to total gross profit of $21,051 for the year ended March 31, 2019. Total gross profits for the year ended year ended March 31, 2020 as compared to 2019 reflect an increase of $455,820.

Operating Expenses

Total operating expenses were $9,053,806, for the year ended March 31, 2020, as compared to $21,136,801 for the year ended March 31, 2019. This decrease was primarily due to decrease in stock compensation expense of $1,471,277 for the year ended March 31, 2020 compare to $19,341,321 for the year ended March 31, 2019. Also, the Company incurred more leases expense in the NUGS Farm North for the year ended March 31, 2020.

Other Income (Expense)

Other income (expense) for the year ended March 31, 2020 was expense of ($461,456) as compared with expense of ($319,615) for the year ended March 31, 2019. This increase in expense was due to a loss in investing activity.

Net Income (Loss)

As a result of the factors discussed above, loss for the year ended March 31, 2020 was ($9,079,609) as compared to a loss for the year ended March 31, 2019 of ($21,432,605).

Liquidity and Capital Resources

As of December 31, 2021, our primary internal sources of liquidity were our working capital, which included cash and cash equivalents of $236,977, accounts receivable of $1,528,810, inventory of $3,068,059, and other receivables of $82,646. We have, during the period ended December 31, 2020, relied upon external financing arrangements to fund our operations. During the period ended December 31, 2020, we entered into several separate financing arrangements, to fund our Northern California cannabis grow and cultivation operation. Our ability to rely upon external financing arrangements to fund operations is not certain, and this may limit our ability to secure future funding from external sources without changes in terms requested by counterparties, changes in the valuation of collateral, and associated risk, each of which is reasonably likely to result in our liquidity decreasing in a material way. We intend to utilize cash on hand, loans and other forms of financing such as the sale of additional equity and debt securities and other credit facilities to conduct our ongoing business, and to also conduct strategic business development and implementation of our business plans generally.

Our ability to timely complete our payment commitments is contingent upon our having to raise additional capital, which is not certain. Our ability to access additional funding through external financing arrangements is uncertain, and could possibly include terms and conditions pertaining to the valuation of collateral and associated risk, each of which is reasonably likely to result in our liquidity decreasing in a material way.

For the nine months ended December 31, 2020 compared to nine months ended December 31, 2019.

Operating Activities

Net cash used by operating activities for the nine months ended December 31, 2020 was a use of ($2,233,017) and ($5,274,575) for the three months ended December 31, 2019.

Investing Activities

For the nine months ended December 31, 2020 and 2019, investing activities were a use of cash of ($21,804) and ($3,250,431) respectively.

Financing Activities

For the nine months ended December 31, 2020 and 2019, the net cash from financing activities was $2,003,334 and $8,522,001 respectively.

For the fiscal year ended March 31, 2020 compared to fiscal year ended March 31, 2019.

Operating Activities

Net cash used by operating activities for the year ended March 31, 2020 was a use of ($7,642,740) and ($2,531,612) for the year ended March 31, 2019.

Investing Activities

For the years ended March 31, 2020 and 2019, investing activities were a use of cash of ($3,402,893) and ($144,200) respectively.

Financing Activities

For the years ended March 31, 2020 and 2019, the net cash from financing activities was $11,459,428 and $2,346,976 respectively.

Off Balance Sheet Arrangements

As of June 30, 2020 and March 31, 2020, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Shares Reclass

During the year ended March 31, 2020, the Company issued 7,277,856 shares to employees and non-employees for their stock compensation accrued as of March 31, 2019.

Going Concern

The Company sustained continued operating losses during the nine months ended December 31, 2020 and 2019. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit of approximately $48,435,244 at December 31, 2020, and net loss of $2,859,893 for the nine months ended December 31, 2020. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Unregistered Sales of Equity Securities and Use of Proceeds

From time to time, the Company issues shares to individuals and entities for services rendered, cash and other consideration. In each instance, the Company relies upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, with respect to the issuance of restricted stock. Purchasers are deemed “accredited investors” and/or “sophisticated investors” pursuant to Section 501(a)(b) and 506, et seq. of the Securities Act, who provide the Company with representations, warranties and information concerning their qualifications as a “sophisticated investor” and/or “accredited investor.” The Company provided and makes available to all purchasers full information regarding its business and operations. There is no general solicitation in connection with the offer or sale of the restricted securities. The Purchasers acquire the restricted common stock for their own account, for long term investment purposes and not with a view to public resale or distribution thereof within the meaning of the Securities Act. The restricted shares cannot be sold unless pursuant to an effective registration statement by the Company, or by an exemption from registration requirements of Section 5 of the Securities Act—the existence of any such exemption subject to legal review and approval by the Company.

In August and December 2017, the Company issued 44,359,483 common shared for proceeds of $746,500 under a private placement agreement including $5,000 of the total proceeds payable to transactional legal fees.

On October 1, 2017, the Company entered a consulting agreement with a one year term. The Company issued 18,000,000 common shares deemed fully earned on the agreement date and, subject to a Clawback provision, was recorded as deferred stock compensation. The fair value of the 18,000,000 shares was $900,000 on the grant date, amortized over the service term. The Company recorded $225,000 stock compensation expense for the three months ended September 30, 2018, and had $0 deferred stock compensation at September 30, 2018. 6,000,000 shares were cancelled on August 27, 2018.

On December 7, 2017, the Company entered two consulting agreements. The Company issued each consultant 100,000 common shares deemed fully earned on the agreement date. The fair value of the 200,000 shares was $16,000 at grant date and was recorded as stock compensation expense.

In December 2017, the Company entered a series of private placement agreements with investors for the issuance of an aggregate 2,975,000 common share of the Company for total proceeds of $198,000.

On January 2, 2018, the Company entered two consulting agreements and issued 15,000 common shares and 20,000 common shares of the Company, respectively. The service term is one year, and the Company’s common stock was agreed to be issued in equal installments deemed fully-earned and vested at the first day of every quarter. The stock price was $2.06 on the agreement effective date. The Company recorded $72,100 deferred stock compensation as a result of the fully issuance of the shares. The Company recognized $18,025 stock compensation expense for the three months ended December 31, 2018 and had $0 deferred stock compensation at December 31, 2018.

On February 15, 2018, the company entered into agreement to acquire Pure Applied Sciences for 1,400,000 common shares of the Company. The company received Pure Sciences’ intellectual property, future supply and distribution agreements with vendors and added Pure’s management team to the Company’s staff. The fair value of 1,400,0000 shares was $2,842,000. In February 2018, the Company entered into a series of private place agreements with the investors for proceeds in the aggregate of $335,000 and issued 1,340,000 shares for these proceeds on April 25, 2018.

On May 20, 2018, the Company entered a series of private place agreements with the investors, the Company received proceeds in the aggregate of $30,000 and issued 60,000 shares for these proceeds on June 29, 2018.

On April 20, 2018, the Company entered a Stock Purchase Agreement to acquire 100% of Worldwide Staffing, the aggregate purchase price is $2,482,115 and shall be payable as follows: 1) Buyer’s cash payment of $59,819 paid by wire transfer, 2) Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and 3) Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018. As of June 30, 2018, the Company paid $59,819 to the Seller as deposit for Worldwide Staffing acquisition. The promissory note of $184,669 has not yet been executed due to the acquisition was not completed, and the 2,237,626 shares was not yet issued. As part of closing deliverables, the Seller must provide the Company two years audited financial statements of Worldwide Staffing. As of December 31, 2018, the audit has not been completed. The 100% shareholder of Worldwide Staffing is Simon Yu CEO of Cannabis Strategic Ventures, Inc., and a related party.

On July 6, 2018, the Company designated one share of Series B Preferred Stock with Super Majority voting rights and granted the share to the Company’s CEO Mr. Simon Yu, a related party. The Series B Super Voting Preferred Stock shall include the following attributes: (i) senior to all of the Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”); and, (ii) senior to all other classes or series of capital stock of the Corporation currently outstanding (collectively, with the Common Stock, “Junior Securities”) in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”) The Holder of the Series B Super Voting Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series B Super Voting Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus one million (1,000,000) votes, it being the intention that the Holder of the Series B Super Voting Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder of the Series B Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class. The Company recorded $2,630,000 as stockbased compensation related to this preferred stock series B issuance to Simon, CEO of the Company. The Company cancelled 135,600,000 common stock from various shareholders and the Mr. Simon Yu. In exchange, Mr. Yu, was issued 600,000 Series A preferred shares. Each share of Series A preferred stock has the voting power of 100 common shares. The 1,600,000 shares of Series A preferred stock has the voting power of 160,000,000 common shares.

During the year ended March 31, 2019, the Company issued 3,910,002 shares for cash of $1,620,002.

During the year ended March 31, 2019, the Company incurred $19,341,321 in stock-based compensation expenses classified as equity related to consulting agreements issued to employees and outside consultants.

During the year ended March 31, 2019, the Company issued 75,000 shares to a consultant with fair value of $183,750 as part of the shares previously classified as shares to be issued under liability.

During the year ended March 31, 2019, the Company issued 146,343 shares to Asher House as deposit of the acquisition at fair value of $300,000.

For the quarter ended June 30, 2019, the Company issued 68,182 common shares to LYXR as consideration for an acquisition valued at $75,000.

For the quarter ended June 30, 2019, the Company paid the complete considerations for TAH II and Fitamins and issued common shares of 439,025 and 127,650 valued at $900,000 and $250,000, respectively.

For the quarter ended June 30, 2019, the Company issued 2,237,626 shares to Fong Simon Yu as part of the deposit consideration for the Worldwide Staffing acquisition.

For the quarter ended June 30, 2019, the Company issued 896,000 shares to different vendors as stock based compensation and valued at $752,942.

For the quarter ended June 30, 2019, the Company issued 394,047 shares as stock subscriptions at fair value of $295,000. The Company received $55,000 cash and recorded the remaining $240,000 as subscription receivable presented under stockholder’s equity. For the quarter ended June 30, 2019, the Company issued 27,916 shares at fair value of $47,200 that was previously classified as shares to be issued – liability.

For the quarter ended June 30, 2019, the Company entered into an agreement to finance the current cannabis assets and licenses and acquire the rights to additional cannabis licenses. As of the filing date of this financial report, the company has not yet closed on the agreement, so the Series C preferred stock issued to the counterparty and the management was valued at par until the contingency to closed the transaction has been completed.

For the quarter ended September 30, 2019, the Company issued 93,609 shares at fair value of $120,500 that was previously classified as shares to be issued – liability.

For the quarter ended September 30, 2019, the Company issued 72,902 shares to different vendors as stock based compensation and valued at $444,725.

On July 3, 2019, the Company issued 81,921,614 common shares to the counterparty and the management team members of the financing agreement.

On August 2, 2019, the Company retired and cancelled the Class “B” preferred class of stock. All shares issued were returned to treasury.

During the year ended March 31, 2019, the Company had entered into multiple consulting agreements that has not been issued and classified under equity. As of June 30, and March 31, 2019, the Company had a balance of $431,475 and $12,787,926, respectively.

For the quarter ended September 30, 2019, the Company issued 2,623,181 shares to reclass from Shares to be issued – equity to additional paid in capital for $440,000.

For the quarter ended December 31, 2019, the Company cancelled 780,000 shares to an outside consultant valued at $780 and replaced with 400,000 stock options fair market value at $48,800. The Company recognized $9,760 related to the stock options issued to this outside consultant.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 shares per the finance agreement entered during June 30, 2019. As of March 31, 2020, the agreement is still being negotiated and is not final.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 preferred C shares.

Critical Accounting Policies and Estimates

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to, revenue recognition, the allowance for bad debt, the valuation of inventory reserves, the valuation of stock-based compensation, income taxes and unrecognized tax benefits, valuation allowance for deferred tax assets, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Business Combination

The Company applies the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. For a business combination, the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree are recognized at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, are recognized at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree that excess in earnings is recognized as a gain attributable to the acquirer.

Deferred tax liability and asset are recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 740- 10.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on April 1, 2018 and were adopted using the modified retrospective method. The adoption of the new revenue standards as of April 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or service is provided. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation. The Company recognized revenue from providing temporary and permanent staffing solutions and sale of consumer products.

Accounts Receivable

The Company’s accounts receivable arises from providing services. The Company does not adjust its receivables for the effects of a significant financing component at contract inception if it expects to collect the receivables in one year or less from the time of sale. The Company does not expect to collect receivables greater than one year from the time of sale.

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Amounts determined to be uncollectible are charged or written-off against the reserve. As of March 31, 2020, and 2019, there was $41,591 and $0 for bad debt allowance for accounts receivable.

Inventory

Inventories comprise of growing costs, harvesting costs, raw materials, finished goods.

Growing costs, also referred to as cultural costs, consist of seeds, cultivation, fertilization and soil improvement, pest control and irrigation.

Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver the finished goods to the packinghouses.

Raw materials include all purchasing cost.

Inventory is stated at the lower of cost or net realizable value. Cost approximates actual cost on a first-in, first-out basis and net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company reduces its inventory to its lower of cost or net realizable value on a part-by-part basis to account for its obsolescence or lack of marketability. Reductions are calculated as the difference between the cost of inventory and its net realizable value based upon assumptions about future demand, market conditions and costs. There are no inventory reserves as of March 31, 2020 and March 31, 2019.

Property, plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of property, plant and equipment and are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Useful Life
Equipment	1 to 10 years
Building Improvements	10 to 20 years

The Company purchased a generator during March 31, 2019 and has been subjected to depreciation. Depreciation expense was $132,178 and $1,710 for year ended March 31, 2020 and 2019, respectively.

Lease

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which was subsequently amended in 2018 by ASU 2018-10, ASU 2018-11 and ASU 2018-20 (collectively, Topic 842). Topic 842 will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. Topic 842 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods.

Prior to April 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective April 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Stock-based Compensation

The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Three customers accounted for 66% of the Company’s sales for the year ended March 31, 2020 and two customers accounted for 85% of the Company’s sales for the year ended March 31, 2019. Accounts receivable from these three customers were was $545,643 as of March 31, 2020 and two customer was 335,818 as of March 31, 2019.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivable, note receivable, other current assets, accounts payable, and accrued expenses, if applicable, approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value.

The Company utilizes the methods of fair value (“FV”) measurement as described in ASC 820 to value its financial assets and liabilities. As defined in ASC 820, FV is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in FV measurements, ASC 820 establishes a FV hierarchy that prioritizes observable and unobservable inputs used to measure FV into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The FV hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The FV hierarchy gives the lowest priority to Level 3 inputs.

The following assets are required to be measured at fair value on a recurring basis:

As of March 31, 2020, and 2019, the Company has an investment security traded on the OTC Markets at fair value of $27,313 and $497,089 under the level 1 fair value hierarchy, respectively.

As of March 31, 2020, and 2019, the Company has a derivative liability at fair value of $23,016 and $0 under the level 3 fair value hierarchy, respectively.

Related Parties

The Company follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 related parties include:

a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the FV option under the FV Option Subsection of Section 825– 10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Intangibles

The Company records its intangible assets acquired based on their fair values and amortized on a straight-line basis over their estimated useful life. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows or other appropriate measures of fair value. There were impairment losses of $1,613,041 and $0 recorded during the years ended March 31, 2020 and 2019.

Derivative instruments

The fair value of derivative instruments is recorded and shown separately under current liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statements of operations under non-operating income (expense).

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Binomial option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined that the Company’s operations constitute two reportable segments in accordance with ASC 280. The Company operates exclusively in two business and industry segment: providing employment services and consultation to cannabis industry and develop intellectual property to be licensed to the cannabis industry.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

New Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its FV, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of adopting this standard on its CFS.

In June 2018, the FASB issued ASU 2018-07, “Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 becomes effective for the Company on January 1, 2019. Early adoption is permitted. The adoption of this accounting pronouncement is not expected to have an impact on the Company’s CFS.

Legal Matters

None

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

Cannabis Strategic Ventures, wholly own subsidiary NUGS Farm North, is a fully state legal licensed Cannabis cultivator in the state of California with over 6 acres of greenhouse. Cannabis Strategic Ventures cultivates and sells cannabis biomass and related products to the legal cannabis market. In addition to cannabis cultivation and sales, Cannabis Strategic Venture also provides ancillary staffing services through its BudHire brand. The company has several nonoperational and developmental subsidiaries.

Company History

Cascade Energy, Inc. (“Cascade”) was originally incorporated in the State of Nevada on December 23, 2003 as Pro-Tech Holdings, Ltd. In May 2005, the Company changed its name to Cascade Energy, Inc. On June 8, 2017, Cascade Energy, Inc. filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada to change the name of the Company from Cascade Energy, Inc. to Cannabis Strategic Ventures, Inc. (“Cannabis Strategic” or “the Company”). FINRA approved the name and stock ticker change on December 5, 2017.

The Company was an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the United States. The primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. In 2017, the Company changed its business to focus on the fast - growing medical and legal recreational cannabis sectors.

In September 2017, the Company incorporated a new subsidiary Budhire in the state of Washington for providing staffing solutions and employment consulting to the legal cannabis sector. Subsequently, the Company expanded its operations and created a separate subsidiary in the state of California.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(a) Buyer’s cash payment of $59,819 paid by wire transfer,

(b) Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,

(c) Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

As part of closing deliverables, the Seller must provide the Company two years audited financial statements of Worldwide Staffing. As of December 31, 2019, the audit has not been completed. Hence the acquisition is not completed yet as of December 31, 2019. We did not expect this acquisition will be completed in the near future as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins at a purchase price of $250,000. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The Company acquired 51% of LYXR at a purchase price of $75,000. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

In June 2019, the Company entered into negotiations with a strategic investment group that will provide the Company with significant indoor, outdoor and greenhouse cannabis cultivation operations; an existing cannabis retail presence; a team of highly experienced cultivators and managers; and a direct cash infusion from a strategic investment group. As of December 31, 2019, the agreements are still being negotiated and are not final.

Our Strategy

We act as a holding company developing a portfolio of profitable subsidiaries operating in the legalized cannabis industry. We only operate in those states where cannabis is legalized and regulated under applicable state laws, and/or has been de-criminalized for medical use and/or legalized for recreational use. Currently, our subsidiary holdings are considered non-operational.

Our subsidiaries include:

●	Pure Applied Sciences, Inc., a Delaware corporation engaged in the marketing and sales of its “PureOrganics™” brand of cannabis oils and related accessories;

●	Fitamins, Inc., a Wyoming corporation, engaged in the marketing and sale of a brand of health and wellness products containing hemp-based CBD; and,

●	Lyxr™, a brand of based luxury skin, hair and body products containing hemp-based CBD and other Phyto cannabinoids and other natural ingredients providing high-performing skin, hair and body topical solutions; and,

●	BudHire, a staffing solution brand operating in Washington and California that provides temporary, long term and permanent staffing solutions for the Cannabis industry; and,

●	NUGS Farm North owns 16 cannabis cultivation licenses, one nursery license, one distribution license, and one processing license in Northern California.

●	FLORAH, a CBD only retail store conceptualized for launch in Los Angeles.

Our strategy is to operate and expand our holdings in the legal cannabis industry through acquisition, joint venture, partnership or investment. A description of our current subsidiaries follows. Our ownership interests are included in the following disclosures.

Pure Applied Sciences, Inc.

On February 15, 2018, the Company entered into a Corporate Combination Agreement with Pure Applied Sciences, Inc., a Delaware corporation. The Agreement was structured as a stock exchange. The Company was the acquirer. The Company agreed to issue Pure Applied Sciences, Inc. 1,400,000 shares of common stock in exchange for all of the outstanding shares of Pure Applied Sciences, Inc. By virtue of the Agreement, the Company obtained all right title and interest

By virtue of the acquisition the Company obtained all right title and interest Pure Applied Sciences is a party to Pure Applied Sciences, Inc.’s “Pureorganix™” and “Halo/Toke™” branded cannabis oil products and vape cartridge delivery systems, including intellectual properties, research and development, web sites, packaging designs, related marketing materials and trade secrets surrounding vape cartridge components, filters, cannabis oil formulae and vape cartridge designs. The Company also acquired rights under a valuable supply contract with one of the first licensed marijuana extractors in California – Sunniva, Inc, and a patent pending for a proprietary filter brand for cannabis use. Pure Applied Sciences is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

Fitamins®, Inc.

On August 7, 2018, the Company entered into an Asset Purchase Agreement with Frontier Health Products, Inc. dba Fitamins®, Inc., a Wyoming corporation. As a result, the Company acquired 51% of the issued common stock of Frontier Health Products, Inc., in exchange for the Company’s issuance of a warrant entitling Frontier Health Products, Inc. to acquire Company common stock valued at $250,000. The Company acquired Frontier Health Products, Inc.’s proprietary pet products containing Cannabidiol (CBD), inventory, research and development, formulations, marketing and packaging designs, sales personnel, logistics storage and order fulfillment facilities. Fitamins® is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

Worldwide Staffing, Inc. (acquisition pending completion of audit)

On April 20, 2018, the Company entered into a Stock Purchase Agreement with Worldwide Staffing Group, Inc., a California corporation. The Company purchased all one million issued and outstanding shares of Worldwide Staffing Group, Inc. in exchange for an aggregate purchase price of $2,482,115. The purchase price was comprised of $59,818 in cash; the Company’s execution of a convertible promissory note in the amount of $184,669; and the Company’s issuance of 4,400,789 common shares of the Company’s common stock. The Company’s common stock issuance contained piggyback registration rights. Worldwide Staffing Group, Inc. is a service company providing professional staffing services to businesses. Currently, Worldwide Staffing Group, Inc. is focused on providing staffing to human resource management in the health care field. Worldwide Staffing, Inc. is operated at 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

LYXR™, LLC

On February 8, 2019, the Company purchased a 51% interest in LYXR™, LLC, a California limited liability company from True Beauty Promise, in exchange for $75,000 paid in the Company’s common stock. Lyxr™ Life Care develops and distributes beauty products infused with CBD, utilizing proprietary formulations developed by True Beauty Promise over the past decade and a half. As part of the acquisition, the Company has devoted research and development resources, marketing resources, and supply chain management to LYXR™ in order to develop and bring the beauty products to market. LYXR’S™ address of record is 9350 Wilshire Blvd #203, Beverly Hills, CA 90212.

BudHire

In September of 2017, the company created the BudHire brand to provide temporary and permanent staffing solutions to Cannabis businesses.  BudHire provides, recruiting services for Cannabis companies looking to hire staff for retail and cultivation.  In addition, BudHire provides payroll and HR services and helps Cannabis business with employment compliance.

NUGS Farm North

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 16 cannabis cultivation licenses, one nursery license, one distribution license, and one processing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

FLORAH

In March 2019, the company started FLORAH as a CBD only retail store. It is a concept boutique that educates consumers of the benefits of CBD while a curating a best of selection of CBD lifestyle, wellness, beauty and pet products.

12-Month Plan of Operation

Over the next 12 months, the Company is projecting to harvest an estimated 780lbs per month of cannabis and attempt to add an additional 400lbs of cannabis by the 3rd quarter of 2020. The Company intends to increase output by installing more cultivation lights. In addition, the Company plans to launch its own “house brands” of cannabis as it moves away from its initial strategy of producing cannabis for non-branded wholesale.

Industry Overview

Marijuana cultivation refers to the planting, tending, improving and harvesting of the flowering plant Cannabis, primarily for the production and consumption of cannabis flowers, often referred to as “buds”. The cultivation techniques for marijuana cultivation differ than for other purposes such as hemp production. Generally, references to marijuana cultivation and production do not include hemp production.

Cannabis belongs to the genus Cannabis in the family Cannabaceae and for the purposes of production and consumption, includes three species, C. sativa (“Sativa”), C. indica (“Indica”), and C. ruderalis (“Ruderalis”). Sativa and Indica generally grow tall with some varieties reaching approximately 4 meters. The female plants produce flowers rich in tetrahydrocannabinol (“THC”). Ruderalis is a short plant and produces trace amounts of THC but is very rich in cannabidiol (“CBD”), which is an antagonist (inhibits the physiological action) to THC.

As of September 2018, there are a total of 33 states, plus the District of Columbia, with legislation passed as it relates to medicinal cannabis. These state laws are in direct conflict with the United States Federal Controlled Substances Act (21 U.S.C. § 811) (“CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as having a high potential for abuse, has no currently-accepted use for medical treatment in the U.S., and lacks acceptable safety for use under medical supervision.

As of September 2018, 31 states, plus the District of Columbia, have adopted laws that exempt patients who use medicinal cannabis under a physician’s supervision from state criminal penalties. These are collectively referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different. Additionally, nine states and the District of Columbia now allow for recreational use of marijuana.

Decriminalization of marijuana varies by state. As of September 2018, 13 states have decriminalized the non-medical use and possession of marijuana for personal consumption. Decriminalization generally means that violators of local marijuana laws may be subject to civil penalty rather than face criminal prosecution. In three states, Idaho, South Dakota, and Kansas, the cultivation, possession or use of marijuana is strictly prohibited and violators may be subject to criminal prosecution.

For example, Nevada legalized marijuana for recreational use, effective July 1, 2017, making it legal for adults over the age of 21 to use marijuana and to possess up to one ounce of marijuana flowers and one-eighth of an ounce of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, businesses can legally, pursuant to state regulations, cultivate, process, dispense, distribute, and test marijuana products under certain conditions.

The dichotomy between federal and state laws has limited the access to banking and other financial services by marijuana businesses. Recently the U.S. Department of Justice (the “DOJ”) and the U.S. Department of Treasury issued guidance for banks considering conducting business with marijuana dispensaries in states where those businesses are legal, pursuant to which banks must now file a Marijuana Limited Suspicious Activity Report that states the marijuana business is following the government’s guidelines with regard to revenue that is generated exclusively from legal sales. However, since the same guidance noted that banks could still face prosecution if they provide financial services to marijuana businesses, it has led to the widespread refusal of the banking industry to offer banking services to marijuana businesses operating within state and local laws.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer amendment, is a rider to the annual appropriations bill that prohibits the DOJ from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition was in place until September 30, 2018 and has not been renewed.

We are monitoring the Trump administration’s, the DOJ’s, and Congress’ positions on federal marijuana law and policy. Based on public statements and reports, we understand that certain aspects of those laws and policies are currently under review, but no official changes have been announced. It is possible that certain changes to existing laws or policies could have a negative effect on our business and results of operations.

We currently operate medical marijuana businesses in Nevada. Although the possession, cultivation, and distribution of marijuana is permitted in Nevada, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. We believe we operate our business in compliance with applicable state laws and regulations. Any changes in federal, state, or local law enforcement regarding marijuana may affect our ability to operate our business. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plans, could expose us to potential criminal liability, and could subject our properties to civil forfeiture. Any changes in banking, insurance, or other business services may also affect our ability to operate our business.

Government Regulation

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value.

Hemp is a member of the cannabis family. Cannabis, hemp and CBD containing in excess of .03% THC are “Schedule 1” drugs and are illegal under federal law. THC refers to the “high” user’s experience using cannabis. The United States Drug Enforcement Agency enforces the Controlled Substances Act, and persons violating it are subject to federal criminal prosecution. The criminal penalty structure in the Controlled Substances Act is determined based on the specific predicate violations, including but not limited to simple possession, drug trafficking, attempt and conspiracy, distribution to minors, trafficking in drug paraphernalia, money laundering, racketeering, environmental damage from illegal manufacturing, continuing criminal enterprise, and smuggling. A first conviction under the Controlled Substances Act can generally result in possible fines from $250,000 to $50 million dollars, and incarceration for periods generally from five and up to forty years. For a second conviction, fines increase generally from $500,000 to $75 million dollars, and incarceration for periods generally from ten years to twenty years to life.

The Company is engaged in the direct growth, cultivation, harvesting and distribution of cannabis. As of the date of this filing, thirty-three states and the District of Columbia currently have laws broadly legalizing cannabis in some form for either medicinal or recreational use governed by state specific laws and regulations. Although legalized in some states, cannabis is a “Schedule 1” drug under the Controlled Substances Act and remains illegal under federal law.

On August 29, 2013, The Department of Justice set out its prosecutorial priorities in light of various states legalizing cannabis for medicinal and/or recreational use. The “Cole Memorandum” provided that when states have implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale, and possession of cannabis, conduct in compliance with those laws and regulations is less likely to threaten the federal priorities. Indeed, a robust system may affirmatively address those priorities by, for example, implementing effective measures to prevent diversion of cannabis outside of the regulated system and to other states, prohibiting access to cannabis by minors, and replacing an illicit cannabis trade that funds criminal enterprises with a tightly regulated market in which revenues are tracked and accounted for. In those circumstances, consistent with the traditional allocation of federal-state efforts in this area, the Cole Memorandum provided that enforcement of state law by state and local law enforcement and regulatory bodies should remain the primary means of addressing cannabis-related activity. If state enforcement efforts are not sufficiently robust to protect against the harms set forth above, the federal government may seek to challenge the regulatory structure itself in addition to continuing to bring individual enforcement actions, including criminal prosecutions, focused on those harms.

On January 4, 2018, Attorney General Jeff Sessions issued a memorandum for all United States Attorneys concerning cannabis enforcement under the Controlled Substances Act (CSA). Mr. Sessions rescinded all previous prosecutorial guidance issued by the Department of Justice regarding cannabis, including the August 29, 2013 “Cole Memorandum”.

In rescinding the Cole Memorandum, Mr. Sessions stated that U.S. Attorneys must decide whether or not to pursue prosecution of cannabis activity based upon factors including: the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community. Mr. Sessions reiterated that the cultivation, distribution and possession of marijuana continues to be a crime under the U.S. Controlled Substances Act.

On March 23, 2018, President Donald J. Trump signed into law a $1.3 trillion-dollar spending bill that included an amendment known as “Rohrabacher-Blumenauer,” which prohibits the Justice Department from using federal funds to prevent certain states “from implementing their own State laws that authorize the use, distribution, possession or cultivation of medical cannabis.”

On December 20, 2018, President Donald J. Trump signed into law the Agriculture Improvement Act of 2018, otherwise known as the “Farm Bill”. Prior to its passage, hemp, a member of the cannabis family, was classified as a Schedule 1 controlled substance, and so illegal under the federal CSA.

With the passage of the Farm Bill, hemp cultivation is now broadly permitted, as long as its THC content is at or below .03%. The Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law.

Under Section 10113 of the Farm Bill, hemp cannot contain more than 0.3 percent THC.

Additionally, there will be significant, shared state-federal regulatory power over hemp cultivation and production. Under Section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the United States Department of Agriculture (hereafter referred to as the “USDA”). A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally run program. This system of shared regulatory programming is similar to options states had in other policy areas such as health insurance marketplaces under Affordable Care Act, or workplace safety plans under Occupational Health and Safety Act—both of which had federally-run systems for states opting not to set up their own systems.

The Farm Bill outlines actions that are considered violations of federal hemp law (including such activities as cultivating without a license or producing cannabis with more than 0.3 percent THC). The Farm Bill details possible punishments for such violations, pathways for violators to become compliant, and even which activities qualify as felonies under the law, such as repeated offenses.

One of the goals of the previous 2014 Farm Bill was to generate and protect research into hemp. The 2018 Farm Bill continues this effort. Section 7605 re-extends the protections for hemp research and the conditions under which such research can and should be conducted. Further, section 7501 of the Farm Bill extends hemp research by including hemp under the Critical Agricultural Materials Act. This provision recognizes the importance, diversity, and opportunity of the plant and the products that can be derived from it, but also recognizes that there is a still a lot to learn about hemp and its products from commercial and market perspectives. These noted state laws are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level.

The United States Food & Drug Administration (“FDA”) is generally responsible for protecting the public health by ensuring the safety, efficacy, and security of (1) prescription and over the counter drugs; (2) biologics including vaccines, blood & blood products, and cellular and gene therapies; (3) foodstuffs including dietary supplements, bottled water, and baby formula; and, (4) medical devices including heart pacemakers, surgical implants, prosthetics, and dental devices.

Regarding its regulation of drugs, the FDA process requires a review that begins with the filing of an “Investigational New Drug” (IND) application, with follow on clinical studies and clinical trials that the FDA uses to determine whether a drug is safe and effective, and therefore subject to approval for human use by the FDA.

Aside from the FDA’s mandate to regulate drugs, the FDA also regulates dietary supplement products and dietary ingredients under the Dietary Supplement Health and Education Act of 1994. This law prohibits manufacturers and distributors of dietary supplements and dietary ingredients from marketing products that are adulterated or misbranded. This means that these firms are responsible for evaluating the safety and labeling of their products before marketing to ensure that they meet all the requirements of the law and FDA regulations, including, but not limited to the following labeling requirements: (1) identifying the supplement; (2) nutrition labeling; (3) ingredient labeling; (4) claims; and, (5) daily use information.

The FDA has not approved cannabis, hemp or CBD derived from cannabis or hemp as a safe and effective drug for any indication. As of the date of this filing, we have not, and do not intend to file an IND with the FDA, concerning any of our consumer products that contain CBD derived from cannabis or hemp. Further, our consumer products containing CBD derived from cannabis or hemp are not marketed or sold using claims that their use is safe and effective treatment for any medical condition subject to the FDA’s jurisdiction.

The FDA has concluded that products containing cannabis or hemp derived CBD are excluded from the dietary supplement definition under sections 201(ff)(3)(B)(i) and (ii) of the U.S. Food, Drug & Cosmetic Act, respectively. The FDA’s position is that products containing cannabis or hemp derived CBD are Schedule 1 drugs under the Controlled Substances Act, and so are illegal. Our consumer products containing CBD derived from cannabis or hemp are not marketed or sold as dietary supplements. However, at some indeterminate future time, the FDA may choose to change its position concerning cannabis generally, and specifically products containing cannabis or hemp and CBD derived from cannabis or hemp, and may choose to enact regulations that are applicable to such products. In this event, our cannabis or hemp-based products containing CBD may be subject to regulation.

Employees

The Company’s workforce consists of thirty employees. The remainder of the Company’s workers are all independent contractors.

Property

The principal executive offices of the Company are located in Los Angeles, California, and are leased by the Company. The Company believes that our existing facility is adequate for our present purposes. The Company leases its facility and believes that if necessary, it could secure a suitable alternative facility on similar terms without adversely affecting operations.

With respect to the Company’s cannabis farming operations located in Salinas, California, the Company has a sixty-month leasehold with a monthly payment of $275,693 per month, consisting of greenhouses to grow cannabis as follows:

●	Greenhouse “A” consisting of 62,400 square feet

●	Greenhouse “B” consisting of 58,500 square feet;

●	Greenhouse “C” consisting of 64,740 square feet;

●	Greenhouse “D” consisting of 68,350 square feet; and,

●	Warehouse space consisting of 6,203 square feet.

The Company believes its growth and cultivation facilities to be sufficient to implement its cannabis growth and cultivation business as of the date of this filing.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Simon Yu	39	2017	President, CEO, Secretary and CFO
George Wen	55	2019	Chairman
Yang Lin	47	2019	Independent Director
Pyng Soon	56	2019	Independent Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Simon Yu – President/CEO/Secretary/CFO - Mr. Yu, age 39, is the Founder of a California base staffing firm that uses technology and education to change the way staffing agencies serve their clients. He has over 15 years of Management experience in Healthcare, and nine of those years were in Sales and Operations for the Healthcare Staffing Industry. Throughout his career, Mr. Yu has launched startups in E-commerce, Import/Export, Medical Devices, and Staffing. During his spare time, Simon is a Startup Advisor at the University of Southern California’s Business Incubator and was previously an Adjunct Professor of Entrepreneurship at California State University, Los Angeles. Mr. Yu graduated from the University of Southern California with an MBA and a Graduate Certificate in Technology Commercialization.

George Wen – Chairman - George Wen, age 55, has served as director of Guangzhou IKE Computer Information Technology Co. LTD since January 2006. Between January 2003 and December 2005, Wen served as China product team sales director and south and west manager of UGS PLM. Between October 1997 and December 2002, Wen was regional manager of Unigraphics Solutions, China, a subsidiary of Electronic Data Systems (EDS). Wen received a bachelor’s degree from the Radio Technology Department of South China Institute of Technology.

Yang Lin – Independent Director - Yang Lin, age 47, is the executive director and chairman of the board at PacRay International Holdings Ltd. (HKG: 1010). Lin is a senior manager at Shenzhen Magic Display Technology Co., Ltd. and was previously the CEO of Shenzhen Zhong Shi Tai He Digital Technology Limited.

Pyng Soon – Independent Director - Pyng Soon, age 56, is a legal and executive professional with experience in the pharmaceutical, legal and finance industries. Soon is the general counsel for USA Miniso Depot Inc., a franchised retail merchandise store with approximately 30 directly owned stores located in various cities in California. Soon has also served as the CLO for Autotelic Inc., Oncotelic Inc. and LipoMedics Inc. since 2015, and he was successful in closing a $10 million investment from Fangsheng Pharmaceutical Company into LipoMedics Inc. Soon has served as the CEO, CFO and secretary for Stocosil Inc. since December 2014 and led the IPO and fundraising for the organization. Soon served as in-house general counsel of EFT Holdings, Inc., a publicly traded company listed on the OTCBB, from October 2008 to Dec. 31, 2014. Soon has previously held significant positions with large public companies and accounting firms, including Yokohama Tire Corporation, KPMG, and Murchison and Cumming, LLP. Soon served as the corporate controller of Yokohama Tire Corporation overseeing the accounting, auditing, budget, manufacturing and insurance departments.

Executive Compensation

Our CEO, Simon Yu, receives a cash salary of $72,000 per year. We currently have no other compensation arrangements with our executive team.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Our Company reviews transactions between our Company and persons or entities considered to be related parties (collectively “related parties”). Our Company considers entities to be related parties where an executive officer, director or a 5% or more beneficial owner of our shares of Common Stock (or an immediate family member of these persons) has a direct or indirect material interest. Transactions of this nature require the approval of our Board.

President, CEO, Secretary, and CFO – Simon Yu

Management advisor – Jimmy Chan

Main shareholder of LW - Ben Sheng Li

Other Transactions with Related Personsand Certain Control Persons

As of June 30, 2020, and March 31, 2020, the Company had $35,741 due to the CEO of the Company, resulting from the payments for the Company’s operating expenses.

As of March 31, 2020, and 2019, the Company had $35,741 due to the CEO of the Company, resulting from the payments for the Company’s operating expenses.

For the period ended June 30, 2020 and March 31, 2020, we entered into short term note payables with an interest rate of 0% and due on demand. This note holder is the major shareholder of LW that received 15,565,108 Series C shares from the acquisition of LW for the year ended March 31, 2020. The money received from this short term note payable is for working capital purposes and intent to reclass as equity investment when the final agreement is signed. The note holder has an option to request the repayment of the note payable and return all the shares issued to him before the final agreement is signed. As of June 30, 2020 and March 31, 2020, the balance were $13,128,936 and $11,950,600, respectively.

For the year ended March 31, 2020, we entered into short term note payables with the CEO of the Company for $2,000 and a management advisor of the Company for $74,000 an interest rate of 0% and due on demand. As of June 30, 2020 and March 31, 2020, the balance were $76,000 owed to the CEO and the management advisor.

For the year ended March 31, 2020 and 2019, we entered into short term note payables with an interest rate of 0% and due on demand. This note holder is the major shareholder of LW that received 15,565,108 Series C shares from the acquisition of LW for the year ended March 31, 2020. The money received from this short term note payable is for working capital purposes and intent to reclass as equity investment when the final agreement is signed. The note holder has an option to request the repayment of the note payable in return of all the shares issued to him before the final agreement is signed. As of March 31, 2020, and 2019, the balance was $11,950,600 and $175,000.

For the year ended March 31, 2020, we entered into short term note payables with the CEO of the Company for $2,000 and a management advisor of the Company for $74,000 an interest rate of 0% and due on demand.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of April 22, 2021 by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Name of Officer/Director or Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Chengcheng Zhang	5%+ Voting Rights	2,991,959;	Preferred Class C	22%
Chengcheng Zhang	Common	15,747,155	Common	5.9
Choiwan Essey	5%+ Voting Rights	1,556,511	Preferred Class C	11.8
Choiwan Essey	Common	13,884,323	Common	5.16
JingHua Wen	5%+ Voting Rights	172,945,600	Preferred Class C	13.1
Vanessa Le	5%+ Voting Rights	162,593,261	Preferred Class C	11.79
Vanessa Le	Common	6,942,161	Common	2.58
Simon Yu	Officer, Director	441,321	Preferred Class C	3.34
Simon Yu	Officer Director	17,291,355	Common	6.38
Yang Lin	Director	Nil	N/A	N/A
Pyng Soon	Director	Nil	N/A	N/A
George Wen	Director	830,139	Preferred Class C	6.28
All Directors and		1,271,460	Preferred Class C
Officers as a Group (5)		17,291,355	Common	9.62

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Classes of Stock

The Company designated a total of ten million shares of Preferred Common Stock. The Company had three classes of Preferred Common Stock issued: (i) Series A Convertible Preferred Common Stock; (ii) Series B Super Voting Preferred Common Stock and, (iii) Series C Preferred Shares. There are no redemption or sinking fund provisions or rights associated with any class of preferred common stock. On June 18, 2019, we retired and cancelled the Class “A” preferred class of stock. On August 12, 2019, we retired and cancelled the Class “B” preferred class of stock. All shares of Class “A” and “B” preferred shares issued were returned to treasury. On May 15, 2019, we designated a new Class “C” Preferred stock. On June 7, 2019, we issued 15,565,109 shares of Class “C” Preferred stock. As of March 31, 2020, there were only Series C Preferred Shares issued and outstanding.

Series A Convertible Preferred Common Stock

Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share.

The holders of shares of Series A Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

Dissolution/Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock. A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”) shall not be deemed to be a Liquidation for purposes of this Designation.

Voting. The holders of Series A Convertible Preferred Stock shall have the right to cast one hundred (100) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock. including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Convertible Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stockholders of the Corporation except to the extent that voting as a separate class or series is required by law.

Conversion. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows: (a) Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one hundred (100) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series A Convertible Preferred Stock, subject to adjustment as provided in Section 5 of this Designation.

Dividend. If the Company shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

Series B Super Voting Preferred Common Stock

“Series B Super Voting Preferred Stock,” consists of one (1) share authorized. No fractional issuances of Series B Super Voting Preferred Stock may be issued. Only one person or entity is entitled to be designated as the owner of all of the Series B Super Voting Preferred Stock (the “Holder”), in whose name the initial certificate representing the Series B Super Voting Preferred Stock shall be issued. Any transfer of the Series B Super Voting Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series B Super Voting Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

Liquidation/Dissolution. The Series B Super Voting Preferred Stock shall rank: (i) senior to all of the Common Stock, par value $0.001 per share, of the Company; and, (ii) senior to all other classes or series of capital stock of the Corporation currently outstanding in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

Voting. The Holder of the Series B Super Voting Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series B Super Voting Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus one million (1,000,000) votes, it being the intention that the Holder of the Series B Super Voting Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder of the Series B Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

Dividends. The Holder of the Series B Super Voting Preferred Stock is not entitled to any dividends. No provision in our charter or by-laws that would delay, defer or prevent a change in control of the Company.

Series C Convertible Preferred Common Stock

“Series C Preferred Shares,” consist of 50,000,000 authorized. No fractional issuances of Series C Preferred Shares may be issued.

Liquidation/Dissolution. The Series C Preferred Shares shall rank: (i) senior to all of the Common Stock, par value $0.001 per share, of the Company; and, (ii) senior to all other classes or series of capital stock of the Corporation currently outstanding in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

Voting. The issuance of the Series C Preferred Shares grants to the holders voting control over matters coming to a vote by our stockholders under Nevada law. These shares carry voting preferences equal to 100 voting shares for each Series C Preferred Share issued.

Dividends. A senior thirty percent (30%) dividend on profits are payable to the Holders of Series C Preferred Shares at the discretion of the Board of Directors.

On May 15, 2019, the Company designated a new Class “C” Preferred stock. On June 7, 2019, the Company issued 15,565,108 shares of Class “C” Preferred stock.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Empire Stock Transfer, Inc. with addresses at 1859 Whitney Mesa Dr., Henderson, NV 89014.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 518,883,223 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 5,188,832 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Selling Stockholders

This offering statement also relates to the offering by the selling stockholder of up to an aggregate of 44,999,032 shares of common stock. Selling shareholders may sell shares in the amount and at the time determined solely by the selling stockholder. The selling stockholder will offer its shares at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholder.

The table below provides further information regarding the selling stockholders:

Shareholder Name	Number of Shares Held	Number of Shares Being Offered (13)	Number of Shares Held After Completion of the Offering
Fong Simon Yu (1)	17,291,355	17,291,355	0
Danny Q Wong, LLC (2)	2,909,608	2,000,000	909,608
Yu Haur Wang (3)	600,000	600,000	0
Arlene Guzman Corporation (4)	807,745	807,745	0
Grace Mee Goon Eng Chan (5)	2,600,000	2,600,000
Wayne Wong (6)	4,587,500	4,037,500	550,000
Joyce Dang (7)	2,600,000	2,600,000	0
Grace Manolos (8)	2,600,000	2,600,000	0
Arman Tabatabaei (9)	362,500	362,500	0
My Fire Inc. (10)	2,000,000	2,000,000	0
Jimmy Chan (11)	13,699,862	6,974,932	6,724,930
Tony Thai (12)	3,125,000	3,125,000	0

Total	53,183,570	44,999,032	8,184,538

(1)	Fong Simon Yu has been CEO, CFO, and Secretary of the Company since 2017.
(2)	Danny Q Wong, LLC is controlled by Danny Q. Wong. Danny Q Wong, LLC was a consultant for the Company in 2019
(3)	Yu Huar Wang has been a consultant for the Company since 2018
(4)	Arlene Guzman Corporation is controlled by Arlene Guzman. Arlene Guzman Corporation was a consultant of the Company from 2018 until 2019
(5)	Grace Mee Goon Eng Chan was in Investor and Shareholder since 2017
(6)	Wayne Wong was in Investor and Shareholder since 2017 and was a consultant from 2017 until 2018
(7)	Joyce Dang was in Investor and Shareholder since 2017
(8)	Grace Manolos was in Investor and Shareholder since 2017
(9)	Arman Tabatabaei was a consultant of the Company in 2019
(10)	My Fire, Inc. is controlled by Raymond Doan. My Fire, Inc. is a consultant of the Company since 2019
(11)	Jimmy Chan is a consultant and holder of several notes as of 2019
(12)	Tony Thai was a holder of several notes as of 2020
(13)	As the offering presented here is based on a range the final number of shares to be offered by selling shareholders shall be an aggregate not to exceed 30% of the total offering price determined at qualification, and shall be adjusted in this table on a pro rata basis.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	As of December 31,	As of March 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$236,977	$488,464
Accounts receivable	1,528,810	761,029
Inventory	3,068,059	2,992,703
Other receivable	82,646	84,146
Deposits	95,626	82,097
Other current assets	54,853	54,853
Total current assets	5,066,971	4,463,292

Property, plant, and equipment, net	3,560,333	3,304,915
Leased right-of-use assets	7,520,140	8,769,716
Intangible assets, net	100,000	100,000
Investment securities	11,835	27,313
Other assets	1,073,230	1,073,231
Total assets	$17,332,509	$17,738,467

Liabilities and stockholder’s equity (deficit)
Current liabilities:
Accounts payable	$1,748,630	$1,105,923
Accrued liabilities	813,092	229,772
Notes payable, net	13,709,936	12,076,601
Due to related party	35,741	35,741
Shares to be issued	636,800	666,800
Convertible promissory note, net	195,000	–
Derivative liability	13,725	23,016
Short-term lease liabilities	2,103,446	1,753,024
Total current liabilities	19,256,370	15,890,877

Long-term lease liabilities	6,007,505	7,623,533
Total liabilities	25,263,875	23,514,410

Commitments and contingencies

Stockholder’s equity:
Common stock, par value $0.001, authorized 988,000,000 shares, 274,497,909 and 268,883,223 shares issued and outstanding at December 31, 2020 and March 31, 2020, respectively	274,498	268,884
Class ‘C’ preferred stock, par value $0.001, authorized 50,000,000 shares, 13,198,483 shares issued and outstanding at December 31, 2020 and March 31, 2020, respectively	13,198	13,198
Shares to be issued	938,869	697,675
Additional paid-in capital	39,277,313	38,890,478
Accumulated deficit	(48,435,244)	(45,621,950)
Total Cannabis Strategic Venture stockholder’s equity (deficit)	(7,931,366)	(5,751,714)
Non-controling interest in subsidiary	–	(24,229)
Total stockholder’s equity (deficit)	(7,931,366)	(5,775,943)
Total liabilities and stockholder’s equity (deficit)	$17,332,509	$17,738,467

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2020	2019	2020	2019

Revenue - Cannabis Farm	$2,841,702	$960,717	$12,447,260	$1,207,307
Revenue - Consulting	-	392,644	489,508	853,204
Total Revenue, net	2,841,702	1,353,361	12,936,768	2,060,511
Cost of sales	2,075,371	916,114	9,461,869	1,530,868
Gross profit	766,331	437,247	3,474,899	529,643

Operating expenses:
Selling, general, and administrative	2,076,345	1,685,944	6,109,874	5,940,492
Total operating expenses	2,076,345	1,685,944	6,109,874	5,940,492

Operating income (loss)	(1,310,014)	(1,248,697)	(2,634,975)	(5,410,849)

Other (income) expenses:
Interest expense, net	(89,015)	(11,334)	(201,974)	(4,755)
Other income (expense), net	3,297	10,894	(22,944)	(376,032)
Income (loss) before income taxes	(1,395,732)	(1,249,137)	(2,859,893)	(5,791,636)

Income tax (benefit) expense	-	–	–	–
Net income (loss)	(1,395,732)	(1,249,137)	(2,859,893)	(5,791,636)

Less: loss attributable to non-controlling interest	-	(5,910)	-	(23,630)

Net loss attributable to the Company	$(1,395,732)	$(1,243,227)	$(2,859,893)	$(5,768,006)
				-
Basic and diluted weighted average shares outstanding	272,779,228	269,663,223	270,508,454	240,053,416

Basic and diluted net loss per share	$(0.01)	$(0.00)	$(0.01)	$(0.02)

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(Unaudited)

													Total
			Class A		Class B		Class C			Deferred	Additional		Cannabis Strtegic Venture	Non-Controlling
	Common Stock		Preferred Shares		Preferred Shares		Preferred Shares		Shares to	Stock	Paid-In	Accumulated	Stockholder’s	Interest
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Be Issued	Compensation	Capital	Deficit	Equity	in Subsidiary
Balance at March 31, 2019	176,106,796	$176,106	1,600,000	$1,600	1	-	-	-	$12,987,926	$(327,273)	$24,150,856	$(36,566,569)	$422,646	$-

Stock-based compensation	968,902	969	-	-	-	-	-	-	81,875	327,273	1,072,238	-	1,482,355	-
Shares to be issued for equity financing	394,047	394	-	-	-	-	-	-	-	-	294,606	-	295,000	-
Cancellation of common stock in exchange of Series A preferred shares	-	-	(1,600,000)	(1,600)	-	-	-	-	-	-	1,600	-	-	-
Cancellation of common stock in exchange of Series B preferred shares	-	-	-	-	(1)	-	-	-	-	-	-	-	-	-
Reclass shares to be issued - liability to equity at issuance	121,525	122	-	-	-	-	-	-	-	-	167,578	-	167,700	-
Shares issued for acquisitions of Lyxr, worldwide Staffing Fitamins, and Asher	2,872,483	2,872	-	-	-	-	-	-	-	-	1,222,127	-	1,225,000	-
Shares issued for acquisition of LW	81,921,614	81,922	-	-	-	-	15,565,108	15,565	-	-	(97,487)	-	0	-
Shares Reclass	7,277,856	7,278					-	-	(12,372,126)		12,075,813		(289,035)	-
Cancellation of common shares for terminated consultants	(780,000)	(780)	-	-	-	-	-	-	-	-	780	-	(0)	-
Cancellation of Series C shares	-	-	-	-	-	-	(2,366,625)	(2,367)	-	-	2,367	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(9,055,380)	(9,055,380)	(24,229)
Balance at March 31, 2020	268,883,223	$268,884	-	-	-	-	13,198,483	$13,198	$697,675	$-	$38,890,478	$(45,621,949)	$(5,751,715)	$(24,229)

Stock-based compensation	-	-	-	-	-	-	-	-	87,800	-	19,520	-	107,320	-
Beneficial conversion features	-	-	-	-	-	-	-	-	-	-	175,000	-	175,000	-
De-consolidate TAH	-	-	-	-	-	-	-	-	-	-	41,023	52,156	93,179	21,337
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(1,420,032)	(1,420,032)	2,892
Balance at June 30, 2020	268,883,223	268,884	-	-	-	-	13,198,483	13,198	785,475	-	39,126,021	(46,989,825)	(6,796,248)	-

Stock-based compensation									40,600				40,600	-
Beneficial conversion features											-		-	-
Shares reclass (Liabilities)	452,186	452									29,549		30,001	-
Shares reclass (Equity)	1,762,500	1,763							(123,506)		121,744		0	-
Net income												(49,687)	(49,687)	-

Balance at Sep 30, 2020	271,097,909	271,098	-	-	-	-	13,198,483	13,198	702,569	-	39,277,313	(47,039,512)	(6,775,334)	-

Stock-based compensation	-	-	-	-	-	-	-	-	35,700	-	-	-	35,700	-
Shares issuance for settlement	3,400,000	3,400	-	-	-	-	-	-	200,600	-	-	-	204,000	-
Shares reclass (Liabilities)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Shares reclass (Equity)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	-	-	-	-	(1,395,732)	(1,395,732)	-

Balance at December 31, 2020	274,497,909	$274,498	-	-	-	-	13,198,483	$13,198	$938,869	$-	$39,277,313	$(48,435,244)	$(7,931,366)	$-

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(2,859,893)		$(5,791,636)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	210,125		73,646
Stock compensation expense	387,620		1,375,926
Loss on equity investment	15,477		389,660
Impairment of intangible assets	220,310		–
Change in fair value of derivative liability	(9,291)		17,708
Provision (benefit) for doubtful accounts	–		–
Net changes in operating assets & liabilities:
Accounts receivable	(1,003,823)		(392,424)
Inventory	(540,899)		(2,074,855)
Deposits and other current assets	131,999		(17,658)
Lease right-of-use assets	1,249,576		–
Other receivable	–		(4,042)
Other assets	–		(33,749)
Accounts payable and accrued liabilities	1,231,388		1,182,850
Lease liabilities	(1,265,606)		-
Other payable	–		–
Net cash used in operating activities	(2,233,017)		(5,274,575)

Cash flows from investing activities:
Purchases of property, plant, and equipment	–		(3,250,431)
Note receivable issued	–		–
Cash paid for acquisitions	(21,804)		–
Net cash used in investing activities	(21,804)		(3,250,431)

Cash flows from financing activities:
Shares issued for cash	-		-
Advance to related party	-		(3,000)
Borrowings from loan payable	2,003,334		8,525,001
Net cash provided by financing activities	2,003,334		8,522,001

Net increase (decrease) in cash and cash equivalents	(251,487)		(3,005)
Cash and cash equivalents at beginning of period	488,464		74,668
Cash and cash equivalents at end of period	$236,977		$71,663

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$-		$-
Income taxes	$-		$-

Supplemental disclosure of non-cash investing and financing Activities:
Beneficial conversion features	$175,000	$

See Accompanying Notes to Consolidated Financial Statements.

CANNABIS STRATEGIC VENTURES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND OPERATIONS

Cascade Energy, Inc. (“Cascade”) was originally incorporated in the State of Nevada on December 23, 2003 as Pro-Tech Holdings, Ltd. In May 2005, the Company changed its name to Cascade Energy, Inc. On June 8, 2017, Cascade Energy, Inc filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada to change the name of the Company from Cascade Energy, Inc. to Cannabis Strategic Ventures, Inc. (“Cannabis Strategic” or “the Company”). FINRA approved the name and stock ticker change on December 5, 2017.

The Company was an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the United States. The primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. In 2017, the Company changed its business to focus on the fast - growing medical and legal recreational cannabis sectors.

In September 2017, the Company incorporated a new subsidiary Bud Hire in the state of Washington for providing staffing solutions and employment consulting to the legal cannabis sector. Subsequently, the Company expanded its operations and created a separate subsidiary in the state of California.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(a)	Buyer’s cash payment of $59,819 paid by wire transfer,

(b)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,

(c)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

We expect this acquisition will be rescinded as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins at a purchase price of $250,000. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019. On June 30, 2020, we entered into an agreement with Lee Asher and the Asher House™ to terminate the consulting agreement with Lee Asher. Pursuant to the termination agreement, the Company transferred its 51% interest in TAH II, LLC to Lee Asher, and agreed to pay a $5,000 final consulting fee. The parties agreed to sell off remaining inventory with the Company received 30% gross proceeds from the sales. The parties agreed to a mutual release of all claims. As of June 30, 2020, the Company and TAH II, LLC terminated the agreement.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The Company acquired 51% of LYXR at a purchase price of $75,000. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

In June 2019, the Company entered into negotiations with a strategic investment group that will provide the Company with significant indoor, outdoor and greenhouse cannabis cultivation operations; an existing cannabis retail presence; a team of highly experienced cultivators and managers; and a direct cash infusion from a strategic investment group. As of December 31, 2020, the agreements are still being negotiated and are not final.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to, revenue recognition, the allowance for bad debt, the valuation of stock-based compensation, income taxes and unrecognized tax benefits, valuation allowance for deferred tax assets, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Business Combination

The Company applies the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. For a business combination, the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree are recognized at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, are recognized at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree that excess in earnings is recognized as a gain attributable to the acquirer.

Deferred tax liability and asset are recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 740- 10.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement with a third party to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock at fair value of $2,842,000. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers. The entire amount of consideration from the issuance of common stock at fair value of $2,842,000 was allocated to goodwill and subsequently impaired.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(a)	Buyer’s cash payment of $59,819 paid by wire transfer,

(b)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,

(c)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

We expect this acquisition will be rescinded as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins, a third party at a purchase price of $250,000. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. Fitamins had minimal operation and no minimal assets and liabilities. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019 and the entire amount of consideration from the issuance of common stock at fair value of $250,000 was allocated to intangibles and subsequently impaired as of March 31, 2020.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. The Asher House is a third party and had minimal operation and had no assets and liabilities as of the acquisition date. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019 and the entire amount of consideration from the issuance of common stock at fair value of $1,200,000 was allocated to intangibles and subsequently impaired as of March 31, 2020. On June 30, 2020, we entered into an agreement with Lee Asher and the Asher House™ to terminate the consulting agreement with Lee Asher. Pursuant to the termination agreement, the Company transferred its 51% interest in TAH II, LLC to Lee Asher, and agreed to pay a $5,000 final consulting fee. The parties agreed to sell off remaining inventory with the Company received 30% gross proceeds from the sales. The parties agreed to a mutual release of all claims.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty, a third party to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. LYXR had minimal operation and had no assets and liabilities as of the acquisition date. The Company acquired 51% of LYXR at a purchase price of $75,000 and the entire amount of consideration from the issuance of common stock at fair value of $75,000 was allocated to intangibles and subsequently impaired as of March 31, 2020. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement with a third party to acquire 100% membership of an LLC. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. The LLC had minimal operation and had minimal assets and liabilities as of the acquisition date, but owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 cash as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on April 1, 2018 and were adopted using the modified retrospective method. The adoption of the new revenue standards as of April 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or service is provided. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption. Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation. The Company recognized revenue from providing temporary and permanent staffing solutions and sale of consumer products.

Accounts Receivable

The Company’s accounts receivable arises from providing services. The Company does not adjust its receivables for the effects of a significant financing component at contract inception if it expects to collect the receivables in one year or less from the time of sale. The Company does not expect to collect receivables greater than one year from the time of sale.

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Amounts determined to be uncollectible are charged or written-off against the reserve. As of December 31, 2020, and March 31, 2020, there was $261,900 and $41,591 for bad debt allowance for accounts receivable, respectively.

Inventory

Inventories comprise of growing costs, harvesting costs, raw materials, finished goods.

Growing costs, also referred to as cultural costs, consist of seeds, cultivation, fertilization and soil improvement, pest control and irrigation.

Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver the finished goods to the packinghouses.

Raw materials include all purchasing cost.

Inventory is stated at the lower of cost or net realizable value. Cost approximates actual cost on a first-in, first-out basis and net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company reduces its inventory to its lower of cost or net realizable value on a part-by-part basis to account for its obsolescence or lack of marketability. Reductions are calculated as the difference between the cost of inventory and its net realizable value based upon assumptions about future demand, market conditions and costs. There are no inventory reserves as of December 31, 2020 and March 31, 2020.

The inventory received from business combination as disclosed in note 1 were not material.

Property, plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of property, plant and equipment and are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Useful Life
Equipment	1 to 10 years
Building Improvements	10 to 20 years

The property and equipment received from business combination as disclosed in note 1 were not material.

Lease

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which was subsequently amended in 2018 by ASU 2018-10, ASU 2018-11 and ASU 2018-20 (collectively, Topic 842). Topic 842 will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. Topic 842 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods.

Prior to April 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective April 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Stock-based Compensation

The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Three customers accounted for 75% of the Company’s sales for the nine months ended December 31, 2020 and three customers accounted for 65% of the Company’s sales for the nine months ended December 31, 2019. Accounts receivable from these customers were $647,543 as of December 31, 2020 and one customers were $558,961 as of December 31, 2019.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivable, note receivable, other current assets, accounts payable, and accrued expenses, if applicable, approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value.

The Company utilizes the methods of fair value (“FV”) measurement as described in ASC 820 to value its financial assets and liabilities. As defined in ASC 820, FV is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in FV measurements, ASC 820 establishes a FV hierarchy that prioritizes observable and unobservable inputs used to measure FV into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The FV hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The FV hierarchy gives the lowest priority to Level 3 inputs.

The following assets are required to be measured at fair value on a recurring basis:

As of December 31, 2020, and March 31, 2020, the Company has an investment security traded on the OTC Markets at fair value of $11,835 and $27,313 under the level 1 fair value hierarchy, respectively.

As of December 31, 2020, and March 31, 2020, the Company has a derivative liability at fair value of $13,725 and $23,016 under the level 3 fair value hierarchy, respectively.

Related Parties

The Company follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 related parties include:

a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the FV option under the FV Option Subsection of Section 825– 10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Intangibles

The Company records its intangible assets acquired based on their fair values and amortized on a straight-line basis over their estimated useful life. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows or other appropriate measures of fair value. There were no impairment losses during the nine months ended December 31, 2020 and 2019.

Derivative instruments

The fair value of derivative instruments is recorded and shown separately under current liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statements of operations under non-operating income (expense).

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Binomial option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined that the Company’s operations constitute two reportable segments in accordance with ASC 280. The Company operates exclusively in two businesses and industry segments: 1) providing employment services and consultation to cannabis industry and develop intellectual property to be licensed to the cannabis industry and 2) Sales of cannabis products. Since June 30, 2020, the Company has ceased the employment services and consultation to cannabis industry and focused only on sales of cannabis products going forward.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

New Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit of approximately $48.4 million at December 31, 2020, and net loss of $2.86 million for the nine months ended December 31, 2020. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INTEREST RECEIVABLE

On July 15, 2017, the Company entered an Equipment Purchase Agreement with a customer to sell certain equipment and agriculture suppliers for the total amount of $104,310. The Company allowed the customer to make the payment by installments at 12% interest rate starting from October 2017. The Company recognized interest income of $6,578 and $ 7,677 from this sale at March 31, 2020 and 2019, respectively. As of September 30, 2020, and March 31, 2020, the Company had interest receivable of $11,870 and $11,870, from the note receivable entered on December 7, 2017 (See Note 7 – Note Receivable), respectively and recorded under other current assets.

NOTE 5 – INVENTORY

As of December 31 and March 31, 2020, inventory consisted of the following:

	September 30, 2020	March 31, 2020
Growing costs	$2,068,825	$1,012,558
Harvest costs	825,943	1,436,437
Finished Goods	173,291	543,708
Total:	$3,068,059	$2,992,703

NOTE 6 – OTHER RECEIVABLES

As of December 31, 2020, and March 31, 2020, other receivables of $82,646 and $84,146 were advanced to Worldwide Staffing and a Downtown Los Angeles licensed retail asset that is pending acquisition with a strategic investment group, respectively. The Company is in the process of acquiring both entities and provides temporary funding for their operations without interest (See Note 1 – Organizations and Operations).

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Useful Life (in Years)	September 30, 2020	March 31, 2020

Machinery and equipment	1-10	$344,479	$326,139
Leasehold improvements	1-30	2,396,447	2,213,213
Construction in progress	N/A	1,161,710	897,731
		3,902,636	3,437,093
Less accumulated depreciation and amortization		(342,303)	(132,178)
		$3,560,333	$3,304,915

Depreciation expense was $210,125 and $73,646 for the nine months ended December 31, 2020 and 2019, respectively.

NOTE 8 – INVESTMENT SECURITIES

Investment securities consist of the settlement of note receivable in December 2018 by 9,104,200 shares in a public company traded in OTC Markets. The fair value of the investment securities as of December 31, 2020 and March 31, 2020 and 2019 were $11,835 and $27,313, respectively.

NOTE 9 – OTHER ASSETS

As of December 31 2020, and March 31, 2020, other assets consist of security deposit of 1,073,230 for leases.

NOTE 10 – NOTES PAYABLE

For the period ended December 31, 2020 and March 31, 2020, we entered into short term note payables with an interest rate of 0% and due on demand. This note holder are the major shareholder of the Company that received 15,565,108 Series C shares from the acquisition of LW for the year ended March 31, 2020.The money received from this short term note payable is for working capital purposes and intent to reclass as equity investment when the final agreement is signed. As of December 31, 2020 and March 31, 2020, the balance were $13,618,936 and $11,950,600, respectively.

For the year ended March 31, 2020, we entered into short term note payables with the CEO of the Company and a management advisor of the Company at an interest rate of 0% and due on demand. As of December 31, 2020 and March 31, 2020, the balance were $91,000 owed to the CEO and the management advisor.

On February 25, 2019, we entered into a note payable for $200,000 with an interest rate of 0% and due on demand. There is no interest on this note payable this loan. The Company also has debt issuance costs of $12,000 and expense immediately because the note payable is due on demand. As of December 31, 2020 and March 31, 2020, the balance were $0 and $50,000, respectively.

NOTE 11 – CONVERTIBLE NOTES PAYABLE

On November 11, 2019, the Company entered into a convertible note payable with an outside party for $20,000 with an interest rate of 5% and matured on May 11, 2020. The note is convertible to common shares at the lower of $0.04 or 40% discount of the lowest closing price of 22 days trading period prior to the conversion date. The Company recorded $20,000 debt discounts and derivative liability related to the conversion features. The Company is currently in default on this note and has a balance of $20,000 as of December 31, 2020 and March 30, 2020.

For the six months ended September 30, 2020, we entered into short term note payables with various note holders for $175,000 with an interest rate from 2% to 4% and matured from September 15, 2020 to December 13, 2020. The note payables also have a fixed conversion price at $0.016. The Company accounting this fixed conversion price as beneficial conversion features and recorded as debt issuance costs at $175,000. As of December 31, 2020, the balance was $175,000.

NOTE 12 – SHARES TO BE ISSUED (LIABILITY)

During the year ended March 31, 2020, the Company had entered into multiple consulting agreements which triggered shares to be issued with liability classification. As of December 31, 2020, and March 31, 2020, the Company had balances of $636,800 and $666,800, respectively

NOTE 13 – DERIVATIVE LIABILITY

The derivative liability is derived from the conversion features in note 9. All were valued using the Binomial option pricing model using the assumptions detailed below. As of December 31, 2020, and March 31, 2020, the derivative liability were $13,725 and $23,016, respectively. The Company recorded $9,291 gain and $17,708 loss from changes in derivative liability during the nine months ended December 31, 2020 and 2019, respectively. The Binomial Option Price Model with the following assumption inputs:

December 31, 2020
Annual dividend yield	—
Expected life (years)	0.1
Risk-free interest rate	1.58%
Expected volatility	141%

March 31, 2020
Annual dividend yield	—
Expected life (years)	0.1
Risk-free interest rate	1.58%
Expected volatility	153%

NOTE 14 – RELATED PARTY TRANSACTIONS

As of December 31, 2020, and March 31, 2020, the Company had $35,741 due to a shareholder of the Company, resulting from the payments for the Company’s operating expenses made by this shareholder.

As of December 31, 2020, and March 31, 2020, the Company has a balance of $13,618,936 and $11,950,600 note payable received from related parties, respectively.

NOTE 15 – STOCKHOLDERS’ EQUITY (DEFICIT)

Shares authorized

The Company is authorized to issue 988,000,000 shares of common stock with a par value of $0.001 per share. As of December 31, 2020, and March 31, 2020, 274,497,909 and 268,883,223 shares were issued and outstanding.

The Company is authorized to issue 10,000,000 shares of Series A preferred stock with a par value $.001 per share. As of March 31, 2020, and 2019, 0 and 1,600,000 Series A preferred shares were issued and outstanding. For the year ended March 31, 2020, the Company retired and cancelled the Class “A” preferred class of stock. All shares issued were returned to treasury.

The Company is authorized to issue 1 share of Series B preferred stock with a par value $.001 per share. As of March 31, 2020, and 2019, 0 and 1 Series B preferred shares were issued and outstanding. For the year ended March 31, 2020, the Company retired and cancelled the Class “B” preferred class of stock. All shares issued were returned to treasury.

The Company is authorized to issue 50,000,000 shares of Series C preferred stock with a par value $.001 per share. As of December 31, 2020, and March 31, 2020, and 2019, 13,198,483 Series C preferred shares were issued and outstanding.

Common Stock Issued and cancelled

For the quarter ended June 30, 2019, the Company paid the complete consideration for LYXR in the amount of 68,182 common stock at fair value of $75,000.

For the quarter ended June 30, 2019, the Company paid the complete considerations for TAH II and Fitamins in the amounts of 439,025 and 127,650 common stock at fair value of $900,000 and $250,000, respectively.

The Company is unable to make all the disclosures required by ASC 805-10-50-2 at this time as the initial accounting and pro forma analysis for the business combination of LYXR, TAH II, and Fitamins are incomplete.

In addition, the Company is preparing a preliminary purchase price allocation which is subject to change. The Company will complete its analysis to determine the fair value of the assets and liabilities on the acquisition date. Once this analysis is complete, the Company will adjust, if necessary, the provisional amounts assigned to assets and liabilities in the accounting period in which the analysis is completed.

For the quarter ended June 30, 2019, the Company issued 2,237,626 shares to Fong Simon Yu as part of the deposit consideration for the Worldwide Staffing acquisition.

For the quarter ended March 31, 2020, the Company issued 968,902 shares to different vendors as stock-based compensation and valued at $1,482,355.

For the year ended March 31, 2020, the Company issued 394,047 shares as stock subscriptions at fair value of $295,000.

For the year ended March 31, 2020, the Company issued 27,916 shares at fair value of $47,200 that was previously classified as shares to be issued – liability.

For the year ended March 31, 2020, the Company issued 121,525 shares at fair value of $167,700 that was previously classified as shares to be issued – liability.

For the quarter ended June 30, 2019, the Company entered into an agreement to finance the current cannabis assets and licenses and acquire the rights to additional cannabis licenses. As of the filing date of this financial report, the company has not yet closed on the agreement, so the Series C preferred stock issued to the counterparty and the management was valued at par until the contingency to closed the transaction has been completed.

For the quarter ended September 30, 2019, the Company issued 93,609 shares at fair value of $120,500 that was previously classified as shares to be issued – liability.

For the quarter ended September 30, 2019, the Company issued 72,902 shares to different vendors as stock based compensation and valued at $444,725.

On July 3, 2019, the Company issued 81,921,614 common shares to the counterparty and the management team members of the agreement that’s currently being negotiated with the strategic investment group. As of March 31, 2020, the agreements are still being negotiated and are not final.

For the quarter ended September 30, 2019, the Company issued 2,623,181 shares to reclassify from Shares to be issued – equity to additional paid in capital for $440,000.

On August 2, 2019, the Company retired and cancelled the Class “B” preferred class of stock. All shares issued were returned to treasury.

For the quarter ended December 31, 2019, the Company cancelled 780,000 shares to an outside consultant valued at $780 and replaced with 400,000 stock options fair market value at $48,800. The Company recognized $9,760 related to the stock options issued to this outside consultant.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 shares per the finance agreement entered during June 30, 2019. As of March 31, 2020, the agreement is still being negotiated and is not final.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 preferred C shares.

For the quarter ended September 30, 2020, the Company issued 452,186 shares at fair value of $30,000 that was previously classified as shares to be issued – liability.

For the quarter ended September 30, 2020, the Company issued 1,762,500 shares to reclassify from Shares to be issued – equity to additional paid in capital for $121,744.

For the quarter ended September 30, 2020, the Company recorded $40,600 stock-based compensation to two consultants.

For the quarter ended December 31, 2020, the Company recorded $35,700 stock-based compensation to two consultants and issued $3,400,000 common shares for settlement of a claim at fair value of $204,000.

NOTE 16 – SHARES TO BE ISSUED (EQUITY)

During the period ended December 31, 2020 and 2019, the Company had entered into multiple consulting agreements that required the issuance of equity that has not been issued and classified under equity. As of December 31, 2020, and March 31, 2020, the Company had a balance of $938,869 and $697,675, respectively.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Lease Commitment

For the Period Ended
December 31, 2020
Lease Cost
Operating lease cost (included in general and administration in the Company’s unaudited condensed statement of operations)	$2,574,010

Other Information
Cash paid for amounts included in the measurement of lease liabilities for the nine months ended December 31, 2020	$1,726,692
Remaining lease term – operating leases (in years)	3
Average discount rate – operating leases	20
The supplemental balance sheet information related to leases for the period is as follows:
Operating leases
Right-of-use assets	$7,520,140
Total operating lease assets	7,520,140

Short-term operating lease liabilities	$2,103,446
Long-term operating lease liabilities	6,007,505
Total operating lease liabilities	$8,110,951

Maturities of the Company’s lease liabilities are as follows:

Operating
Period ending December 31	Lease
2021	$884,930
2022	3,561,843
2023	3,650,889
2024	2,789,188
Total lease payments	11,750,196

Less: Imputed interest/present value discount	3,196,293
Present value of lease liabilities	$8,110,951

The Company only had one lease as of December 31, 2020 from a farm lease which includes real properties, greenhouses, warehouses, and land, collectively referred to as the “Premises”, in Northern California under non-cancelable operating leases that expire in December 2023.

NOTE 18 – SUBSEQUENT EVENTS

On August 27, 2020, The Company filed form 1/A with the SEC. At the time of this quarterly report, the filing is still on going and subject to SEC approval.

Subsequent to December 31, 2020, $196,598.91 of convertible notes payable were converted to 11,537,432 shares.

Item 13 Similar financial information for such part of the two preceding fiscal years as the issuer or its predecessor has been in existence.

Please refer to the above financial statements for the periods ended September 30, 2020 and 2019 respectively, incorporated herein by reference.

Item 14. Beneficial Owners.

Provide a list of the name, address and shareholdings of all persons beneficially owning more than five percent (5%) of any class of the issuer’s equity securities.

On May 15, 2019, the Company designated 50,000,000 shares of Preferred Class C stock. In conjunction with the Company’s cancellation and retirement of its Class A and Class B Preferred Classes of stock, it had only Preferred Class C designated as of the date of this amended filing.

The following persons were issued shares of Preferred Class C stock on June 7, 2019. The designated preferences for the Preferred Class C common stock include 100:1 voting rights on any matter properly brought before a vote of the stockholders. Therefore, the following persons each beneficially control in excess of 5% of the stock eligible to vote as of March 31, 2020:

Name	Address (City and State only)	Number of Shares Owned (Fully Converted)
Chengcheng Zhang(1)	Los Angeles, CA	314,943,055
Choiwan Essey(2)	Los Angeles, CA	169,535,423
JingHua Wen(3)	Los Angeles, CA	172,845,600
Vanessa Le(4)	Los Angeles, CA	162,593,261

(1)	Chengcheng Zhang owns 15,747,155 common shares and 2,991,959 Preferred Class C Shares convertible into 299,195,900 common shares totaling 314,943,054 shares.

(2)	Choiwan Essey owns 13,884,323 common shares and 1,556,511 Preferred Class C Shares convertible into 155,651,100 common shares totaling 169,535,423 shares.

(3)	JingHua Wen owns 1,729,456 of Preferred Class C Shares convertible into 172,845,600 shares.

(4)	Vanessa Le owns 6,942,161 common shares and 1,556,511 Preferred Class C Shares convertible into 155,651,100 common shares totaling 162,593,261 shares.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	As of March 31,	As of March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$488,464	$74,668
Accounts receivable	761,029	344,853
Inventory	2,992,703	–
Other receivable	84,146	310,038
Deposits	82,097	367,819
Due from related party	–	11,000
Other current assets	54,853	57,341
Total current assets	4,463,292	1,165,719

Property, plant, and equipment, net	3,304,915	34,200
Leased right-of-use assets	8,769,716	–
Intangible assets, net	100,000	100,000
Investment securities	27,313	497,089
Other assets	1,073,231	1,039,481
Total assets	$17,738,467	$2,836,489

Liabilities and stockholder’s equity (deficit)
Current liabilities:
Accounts payable	$1,105,923	$145,670
Accrued liabilities	229,772	744,682
Notes payable, net	12,076,601	625,000
Due to related party	35,741	35,741
Shares to be issued	666,800	862,750
Derivative liability	23,016
Short-term lease liabilities	1,753,024	–
Total current liabilities	15,890,877	2,413,843

Long-term lease liabilities	7,623,533	–
Total liabilities	23,514,410	2,413,843

Commitments and contingencies

Stockholder’s equity:
Common stock, par value $0.001, authorized 988,000,000 shares, 268,883,223 and 176,106,796 shares issued and outstanding at March 31, 2020 and 2019, respectively	268,884	176,106
Class ‘A’ preferred stock, par value $0.001, authorized 1,000,000 shares, 0 and 1,600,000 shares issued and outstanding at March 31, 2020 and 2019, respectively	–	1,600
Class ‘B’ preferred stock, par value $0.001, authorized 1 shares, 0 and 1 shares issued and outstanding at March 31, 2020 and 2019, respectively	–	–
Class ‘C’ preferred stock, par value $0.001, authorized 50,000,000 shares, 13,198,483 and 0 shares issued and outstanding at March 31, 2020 and 2019, respectively	13,198	–
Shares to be issued	697,675	12,987,926
Deferred stock compensation	–	(327,273)
Additional paid-in capital	38,890,478	24,150,856
Accumulated deficit	(45,621,950)	(36,566,569)
Total Cannabis Strategic Venture stockholder’s equity	(5,751,714)	422,646
Non-controling interest in subsidiary	(24,229)	–
Total stockholder’s equity	(5,775,943)	422,646
Total liabilities and stockholder’s equity	$17,738,467	$2,836,489

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Years Ended March 31,
	2020	2019

Revenue - Cannabis Farm	$1,311,555	$-
Revenue - Consulting	1,055,812	701,968
Total Revenue, net	2,367,367	701,968
Cost of sales	1,890,496	680,917
Gross profit	476,871	21,051

Operating expenses:
Selling, general, and administrative	7,440,765	21,136,801
Impairment of intangible assets	1,613,041	–
Total operating expenses	9,053,806	21,136,801

Operating loss	(8,576,935)	(21,115,750)

Other (income) expenses:
Interest expense, net	(41,218)	2,760
Other income (expense), net	(461,456)	(319,615)
Income (loss) before income taxes	(9,079,609)	(21,432,605)

Income tax (benefit) expense	–	–
Net income (loss)	(9,079,609)	(21,432,605)

Less: loss attributable to non-controlling interest	(24,229)	-

Net loss attributable to the Company	$(9,055,380)	$(21,432,605)

Basic and diluted weighted average shares outstanding	247,728,142	268,377,069

Basic and diluted net loss per share	$(0.04)	$(0.08)

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(Unaudited)

															Total
			Class A		Class B		Class C		Treasury			Deferred	Additional		Cannabis Strtegic Venture	Non-Controlling	Total
	Common Stock		Preferred Shares		Preferred Shares		Preferred Shares		Shares		Shares to	Stock	Paid-In	Accumulated	Stockholder’s	Interest in	Stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Be Issued	Compensation	Capital	Deficit	Equity	Subsidiary	Equity
Balance at March 31, 2018	307,393,451	$307,393	1,000,000	$1,000	–	$-	$-	$-	$-	$-	$335,000	$(3,137,825)	$18,518,441	$(15,133,964)	$890,045	$-	$890,045

Shares issued for equity financing	3,910,002	3,910	-	-	-	-	-	-	-	-	(335,000)	-	1,616,092	-	1,285,002	-	1,285,002
Stock-based compensation	182,000	182	-	-	-	-	-	-	-	-	12,539,951	2,810,552	314,136	-	15,664,821	-	15,664,821
Shares to be issued for equity financing	-	-	-	-	-	-	-	-	-	-	447,975	-	-	-	447,975	-	447,975
Cancellation of common stock in exchange of Series A preferred shares	(135,600,000)	(135,600)	600,000	600	-	-	-	-	-	-	-	-	135,000	-	-	-	-
Reclass shares to be issued - liability to equity at issuance	75,000	75	-	-	-	-	-	-	-	-	-	-	183,675	-	183,750	-	183,750
Shares issued for Asher acquisition deposit	146,343	146	-	-	-	-	-	-	-	-	-	-	299,854	-	300,000	-	300,000
Series B preferred shares issued as stock-compensation	-	-	-	-	1	-	-	-	-	-	-	-	2,630,000	-	2,630,000	-	2,630,000
Gain in settlement of note receivable from related party	-	-	-	-	-	-	-	-	-	-	-	-	453,658	-	453,658	-	453,658
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(21,432,605)	(21,432,605)	-	(21,432,605)
Balance at March 31, 2019	176,106,796	$176,106	1,600,000	$1,600	1	-	-	-	-	-	$12,987,926	$(327,273)	$24,150,856	$(36,566,569)	$422,646	$-	$422,646

Stock-based compensation	968,902	969	-	-	-	-	-	-	-	-	81,875	327,273	1,072,238	-	1,482,355	-	1,482,355
Shares to be issued for equity financing	394,047	394	-	-	-	-	-	-	-	-	-	-	294,606	-	295,000	-	295,000
Cancellation of common stock in exchange of Series A preferred shares	-	-	(1,600,000)	(1,600)	-	-	-	-	-	-	-	-	1,600	-	-	-	-
Cancellation of common stock in exchange of Series B preferred shares	-	-	-	-	(1)	-	-	-	-	-	-	-	-	-	-	-	-
Cancellation of Series C shares	-	-	-	-	-	-	(2,366,625)	(2,367)	-	-	-	-	2,367	-	-	-	-
Reclass shares to be issued - liability to equity at issuance	121,525	122	-	-	-	-	-	-	-	-	-	-	167,578	-	167,700	-	167,700
Shares issued for acquisitions of Lyxr, worldwide Staffing Fitamins, and Asher	2,872,483	2,872	-	-	-	-	-	-	-	-	-	-	1,222,127	-	1,225,000	-	1,225,000
Shares issued for acquisition of LW	81,921,614	81,922	-	-	-	-	15,565,108	15,565	-	-	-	-	(97,487)	-	0	-	0
Shares Reclass	7,277,856	7,278					-	-			(12,372,126)		12,075,813		(289,035)	-	(289,035)
Cancellation of common shares for terminated consultants	(780,000)	(780)	-	-	-	-	-	-	-	-	-	-	780	-	(0)	-	(0)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(9,055,380)	(9,055,380)	(24,229)	(9,079,609)
Balance at March 31, 2020	268,883,223	$268,884	-	-	-	-	13,198,483	$13,198	$-	$-	$697,675	$-	$38,890,478	$(45,621,950)	$(5,751,714)	$(24,229)	$(5,775,943)

See Accompanying Notes to Consolidated Financial Statements.

Cannabis Strategic Ventures and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Years Ended March 31,
	2020		2019
Cash flows from operating activities:
Net income (loss)		$(9,079,609)	$(21,432,605)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation		132,178	–
Stock compensation expense		1,501,277	19,341,321
Loss on equity investment		469,777	$322,289
Impairment of intangible assets		1,613,041	–
Change in fair value of derivative liability		23,016	–
Provision (benefit) for doubtful accounts		–	10,000
Net changes in operating assets & liabilities:
Accounts receivable		(416,176)	(40,705)
Inventory		(3,080,744)	–
Deposits and other current assets		(790)	(118,294)
Other receivable		225,892	$(310,038)
Other assets		(33,750)	(1,039,481)
Accounts payable and accrued liabilities		1,003,149	$735,901
Other payable		–	–
Net cash used in operating activities		(7,642,740)	(2,531,612)

Cash flows from investing activities:
Purchases of property, plant, and equipment		(3,402,893)	(34,200)
Note receivable issued		–	(10,000)
Cash paid for acquisitions		–	(100,000)
Net cash used in investing activities		(3,402,893)	(144,200)

Cash flows from financing activities:
Shares issued for cash		7,828	$1,732,976
Advance to related party		-	(11,000)
Borrowings from loan payable		11,451,600	625,000
Net cash provided by financing activities		11,459,428	2,346,976

Net increase (decrease) in cash and cash equivalents		413,796	(328,836)
Cash and cash equivalents at beginning of period		74,668	403,504
Cash and cash equivalents at end of period		$488,464	$74,668

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest		$-	$-
Income taxes		$-	$-

Cancellation of common stock in exchange of Series A preferred shares	$		$135,600.00
Shares issued for acquisition		$1,225,000	$-
Preferred shares A & B cancellation		$1,600	$-
Equity reclassification		$12,372,126	$183,750.00
Shares to be issued (Liability)		$167,700	$-
Issuance of Preferred Shares C		$15,565	$-
Reclassify note payable to shares to be issued		$200,000	$-
Reclassify Stock compensation shares classified as liability to equity		$47,172	$183,750.00
Lease- ROU and Liabilities Offset		$9,376,557	$-
Share Reclass		$55,000	$-
Share Cancellation		$780	$-

See Accompanying Notes to Consolidated Financial Statements.

CANNABIS STRATEGIC VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020 and March 31, 2019

NOTE 1 - ORGANIZATION AND OPERATIONS

Cascade Energy, Inc. (“Cascade”) was originally incorporated in the State of Nevada on December 23, 2003 as Pro-Tech Holdings, Ltd. In May 2005, the Company changed its name to Cascade Energy, Inc. On June 8, 2017, Cascade Energy, Inc filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada to change the name of the Company from Cascade Energy, Inc. to Cannabis Strategic Ventures, Inc. (“Cannabis Strategic” or “the Company”). FINRA approved the name and stock ticker change on December 5, 2017.

The Company was an exploration stage company engaged in the exploration and development of natural gas and oil properties in the province of Alberta, Canada, and in the United States. The primary objective is to acquire, discover, upgrade and expand North American energy reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. In 2017, the Company changed its business to focus on the fast - growing medical and legal recreational cannabis sectors.

In September 2017, the Company incorporated a new subsidiary Bud Hire in the state of Washington for providing staffing solutions and employment consulting to the legal cannabis sector. Subsequently, the Company expanded its operations and created a separate subsidiary in the state of California.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers.

On April 20, 2018, the Company entered into a Stock Purchase Agreement to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(d)	Buyer’s cash payment of $59,819 paid by wire transfer,
(e)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,
(f)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

As part of closing deliverables, the Seller must provide the Company two years audited financial statements of Worldwide Staffing. As of March 31, 2019, the audit has not been completed. Hence the acquisition is not completed yet as of March 31, 2020. We did not expect this acquisition will be completed in the near future as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins at a purchase price of $250,000. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019.

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The Company acquired 51% of LYXR at a purchase price of $75,000. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement to acquire 100% membership of an LLC that owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

In June 2019, the Company entered into negotiations with a strategic investment group that will provide the Company with significant indoor, outdoor and greenhouse cannabis cultivation operations; an existing cannabis retail presence; a team of highly experienced cultivators and managers; and a direct cash infusion from a strategic investment group. As of March 31, 2020, the agreements are still being negotiated and are not final.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to, revenue recognition, the allowance for bad debt, the valuation of stock-based compensation, income taxes and unrecognized tax benefits, valuation allowance for deferred tax assets, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Business Combination

The Company applies the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. For a business combination, the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree are recognized at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, are recognized at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree that excess in earnings is recognized as a gain attributable to the acquirer.

Deferred tax liability and asset are recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 740- 10.

On February 15, 2018, Cannabis Strategic entered into an Acquisition Agreement with a third party to acquire 100% of the outstanding shares of Pure Applied Sciences, Inc. (“Pure Sciences”) in exchange for 1,400,000 shares of the Company’s common stock at fair value of $2,842,000. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. Pure had no operation and had no assets and liabilities except for certain intangible assets that were developed internally. The Company acquired Pure Applied Sciences for expanding the network and intellectual properties and creating a separate division to licenses out IP to local manufacturers. The entire amount of consideration from the issuance of common stock at fair value of $2,842,000 was allocated to goodwill and subsequently impaired.

On April 20, 2018, the Company entered into a Stock Purchase Agreement with a related party to acquire 100% of Worldwide Staffing Group (“Worldwide Staffing”). The 100% shareholder of Worldwide Staffing is the CEO of Cannabis Strategic Ventures, Inc. The aggregate purchase price is $2,482,115 and shall be payable as follows:

(a)	Buyer’s cash payment of $59,819 paid by wire transfer,
(b)	Buyer’s payment of $184,669 through a convertible promissory note in favor of Seller; and,
(c)	Buyer’s issuance of 2,237,626 fully paid and non-assessable common shares in Cannabis Strategic Ventures, Inc. The fair value of these shares was $4,139,608 on April 20, 2018.

As part of closing deliverables, the Seller must provide the Company two years audited financial statements of Worldwide Staffing. As of June 30, 2020, the audit has not been completed. Hence the acquisition is not completed yet and the entity is not consolidated to the financials as of June 30, 2020. We did not expect this acquisition will be completed in the near future as the Company will focus on the greenhouse cultivation located in Northern California entered on January 1, 2019.

On August 13, 2018, the Company acquired 51% of Fitamins, a third party at a purchase price of $250,000. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. Fitamins had minimal operation and had no assets and liabilities. The Company shall issue $250,000 worth of its stock at a 30% discount on the average of the 2 lowest closing stock prices in the last 30 days from the date of issue, however, no lower than $1.68 per share. During the quarter ended June 30, 2019, the Company issued 127,650 shares of its common stock valued at $250,000 to acquire Fitamins and completed the acquisition in the quarter ended June 30, 2019 and the entire amount of consideration from the issuance of common stock at fair value of $250,000 was allocated to intangibles and subsequently impaired as of March 31, 2020..

On August 21, 2018, the Company entered into a joint agreement to acquire 51% controlling interest of The Asher Houses’ Pet CBD line for $1,200,000 worth of common shares to be vested over a 12-month period. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. The Asher House is a third party and had minimal operation and had no assets and liabilities as of the acquisition date. The Company issued total of 585,368 shares of its common stock valued at $1,200,000 for the acquisition of The Asher Houses’ Pet CBD Line entered on August 21, 2018 and completed the acquisition in the quarter ended June 30, 2019 and the entire amount of consideration from the issuance of common stock at fair value of $1,200,000 was allocated to intangibles and subsequently impaired as of March 31, 2020. On June 30, 2020, we entered into an agreement with Lee Asher and the Asher House™ to terminate the consulting agreement with Lee Asher. Pursuant to the termination agreement, the Company transferred its 51% interest in TAH II, LLC to Lee Asher, and agreed to pay a $5,000 final consulting fee. The parties agreed to sell off remaining inventory with the Company received 30% gross proceeds from the sales. The parties agreed to a mutual release of all claims.

On September 20, 2018 the Company forged a strategic partnership with True Promise Beauty, a third party to develop a new line of CBD-based luxury skin and hair products called ‘LYXR’. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. LYXR had minimal operation and had no assets and liabilities as of the acquisition date. The Company acquired 51% of LYXR at a purchase price of $75,000 and the entire amount of consideration from the issuance of common stock at fair value of $75,000 was allocated to intangibles and subsequently impaired as of March 31, 2020. The Company shall issue additional common shares based on the achievement of specific revenue goals. During the quarter ended June 30, 2019, the Company issued 68,182 shares of its common stock valued at $75,000 to acquire Lyxr and completed the acquisition in the quarter ended June 30, 2019.

On January 1, 2019, Cannabis Strategic entered into an Acquisition Agreement with a third party to acquire 100% membership of an LLC. The acquired assets and assumed liabilities, represent a business as defined in ASC 805, Business Combinations. The LLC had minimal operation and had minimal assets and liabilities as of the acquisition date, but owns 20 temporary cannabis cultivation licenses, one nursery license, one distribution license, one processing license and one manufacturing license in Northern California. The Company paid $100,000 cash as consideration. The Company recorded intangible assets of $100,000 related to this acquisition as of March 31, 2019. On January 1, 2019, this LLC simultaneously entered into a sublease agreement for approximately 275,693 square feet of greenhouse cultivation located in Northern California.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on April 1, 2018 and were adopted using the modified retrospective method. The adoption of the new revenue standards as of April 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or service is provided. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation. The Company recognized revenue from providing temporary and permanent staffing solutions and sale of consumer products.

Accounts Receivable

The Company’s accounts receivable arises from providing services. The Company does not adjust its receivables for the effects of a significant financing component at contract inception if it expects to collect the receivables in one year or less from the time of sale. The Company does not expect to collect receivables greater than one year from the time of sale.

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Amounts determined to be uncollectible are charged or written-off against the reserve. As of March 31, 2020, and 2019, there was $41,591 and $0 for bad debt allowance for accounts receivable.

Inventory

Inventories comprise of growing costs, harvesting costs, raw materials, finished goods.

Growing costs, also referred to as cultural costs, consist of seeds, cultivation, fertilization and soil improvement, pest control and irrigation.

Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver the finished goods to the packinghouses.

Raw materials include all purchasing cost.

Inventory is stated at the lower of cost or net realizable value. Cost approximates actual cost on a first-in, first-out basis and net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company reduces its inventory to its lower of cost or net realizable value on a part-by-part basis to account for its obsolescence or lack of marketability. Reductions are calculated as the difference between the cost of inventory and its net realizable value based upon assumptions about future demand, market conditions and costs. There are no inventory reserves as of March 31, 2020 and 2019.

The inventory received from business combination as disclosed in note 1 were not material.

As of March 31, 2020 and 2019, inventory consisted of the following:

	March 31, 2020	March 31, 2019
Growing costs	$1,012,558	$-
Harvest costs	1,436,437	-
Finished Goods	543,708	-
Total:	$2,992,703	$-

Property, plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of property, plant and equipment and are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Useful Life
Equipment	1 to 10 years
Building Improvements	10 to 20 years

The property and equipment received from business combination as disclosed in note 1 were not material.

Lease

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which was subsequently amended in 2018 by ASU 2018-10, ASU 2018-11 and ASU 2018-20 (collectively, Topic 842). Topic 842 will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. Topic 842 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods.

Prior to April 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective April 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Stock-based Compensation

The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Three customers accounted for 66% of the Company’s sales for the year ended March 31, 2020 and two customers accounted for 85% of the Company’s sales for the year ended March 31, 2019. Accounts receivable from these three customers were was $545,643 as of March 31, 2020 and two customers was 335,818 as of March 31, 2019.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivable, note receivable, other current assets, accounts payable, and accrued expenses, if applicable, approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value.

The Company utilizes the methods of fair value (“FV”) measurement as described in ASC 820 to value its financial assets and liabilities. As defined in ASC 820, FV is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in FV measurements, ASC 820 establishes a FV hierarchy that prioritizes observable and unobservable inputs used to measure FV into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The FV hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The FV hierarchy gives the lowest priority to Level 3 inputs.

The following assets are required to be measured at fair value on a recurring basis:

As of March 31, 2020, and 2019, the Company has an investment security traded on the OTC Markets at fair value of $27,313 and $497,089 under the level 1 fair value hierarchy, respectively.

As of March 31, 2020, and 2019, the Company has a derivative liability at fair value of $23,016 and $0 under the level 3 fair value hierarchy, respectively.

Related Parties

The Company follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 related parties include:

a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the FV option under the FV Option Subsection of Section 825– 10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Intangibles

The Company records its intangible assets acquired based on their fair values and amortized on a straight-line basis over their estimated useful life. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows or other appropriate measures of fair value. There were impairment losses of $1,613,041 and $0 recorded during the years ended March 31, 2020 and 2019.

Derivative instruments

The fair value of derivative instruments is recorded and shown separately under current liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statements of operations under non-operating income (expense).

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Binomial option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined that the Company’s operations constitute two reportable segments in accordance with ASC 280. The Company operates exclusively in two business and industry segment: providing employment services and consultation to cannabis industry and develop intellectual property to be licensed to the cannabis industry. The tables below describe the segment reporting for the years ended March 31, 2020 and March 31, 2019.

	Year Ended March 31,
	2020	2019
Revenues
Cannabis Products	1,311,555	-
Consulting	1,055,812	701,968
	$2,367,367	$701,968
Gross profit
Cannabis Products	981,229	-
Consulting	909,267	21,051
	$1,890,496	$21,051
Operating income (loss)
Cannabis Products	(4,058,982)	-
Consulting	(4,517,953)	(21,115,750)
	$(8,576,935)	$(21,115,750)
Depreciation and amortization
Cannabis Products	132,178	-
Consulting	—	-
	$132,178	$-
Interest expense (income), net
Cannabis Products	41,218	-
Consulting	—	(2,760)
	$41,218	$(2,760)
Income before provision for income taxes
Cannabis Products	(4,058,982)	-
Consulting	(5,020,627)	(21,432,605)
	$(9,079,609)	$(21,432,605)

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

New Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its FV, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of adopting this standard on its CFS.

In June 2018, the FASB issued ASU 2018-07, “Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 becomes effective for the Company on January 1, 2019. Early adoption is permitted. The adoption of this accounting pronouncement is not expected to have an impact on the Company’s CFS.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit of approximately $45.6 million at March 31, 2020, and net loss of $9.1 million for the year ended March 31, 2020. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INTEREST RECEIVABLE

On July 15, 2017, the Company entered an Equipment Purchase Agreement with a customer to sell certain equipment and agriculture suppliers for the total amount of $104,310. The Company allowed the customer to make the payment by installments at 12% interest rate starting from October 2017. The Company recognized interest income of $6,578 and $ 7,677 from this sale; at March 31, 2020 and 2019, respectively. As of March 31, 2020, and March 31, 2019, the Company had interest receivable of $11,870 and $11,870, from the note receivable entered on December 7, 2017 (See Note 7 – Note Receivable), respectively and recorded under other current assets.

NOTE 5 – OTHER RECEIVABLES

As of March 31, 2020, and March 31, 2019, other receivables of $84,146 and $310,038 were advanced to Worldwide Staffing and a Downtown Los Angeles licensed retail asset that is pending acquisition with a strategic investment group. The Company is in the process of acquiring both entities and provides temporary funding for their operations without interest (See Note 1 – Organizations and Operations).

NOTE 6 – DEPOSITS

As of March 31, 2020, deposits of $82,097 consisted of security deposit for the acquisition of Worldwide Staffing.

As of March 31, 2019, deposits of $367,819 consisted of $300,000 deposit for the acquisition of Asher House, $59,819 deposit for the acquisition of Worldwide Staffing, and $8,000 prepaid expenses.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Useful Life (in Years)	March 31, 2020	March 31, 2019

Machinery and equipment	1-10	$326,139	$-
Leasehold improvements	1-30	2,213,213	-
Construction in progress	N/A	897,741	34,200
		3,437,093	35,910
Less accumulated depreciation and amortization		(132,178)	(1,710)
		$3,304,915	$34,200

Depreciation expense was $132,178 and $1,710 for years ended March 31, 2020 and 2019, respectively.

NOTE 8 – NOTES RECEIVABLE – RELATED PARTY

On June 26, 2017, the Company entered a Promissory Note agreement with another publicly traded company, “borrower”; the company lent $150,820. The Note had a maturity date on December 31, 2017 with interest rate of 12% per annum. Commencing on October 31, 2017, and on the last day of each month thereafter, until this Note is paid in full, the borrower shall make an interest payment to the Company. On March 19, 2018, the Company waived the interest accrued to date under the Note in the amount of $12,970. In lieu of the cash payment by the borrower to the Company for the principal balance of $150,820, the borrower agreed to issue 1,508,200 shares at the price per share of $0.10 and the shares had been issued on December 3, 2018. The Company’s CEO was the director of borrower company from February 3, 2017 to May 25, 2017.

On July 17, 2017, the Company entered a Convertible Promissory Note with the same borrower and lent to the borrower $164,900. The company has the option to convert this note to common shares of the borrower. This Convertible Note had a maturity date on July 17, 2018 with interest rate of 8% per annum. Commencing on October 31, 2017, and on the last day of each month thereafter, until this Note is paid in full, the borrower shall make an interest payment to the Company. The conversion price for this Convertible Note is $0.025 per share. The entire balance was converted into 6,596,000 shares at the price per share of $0.025 and shares had been issued on December 3, 2018. No interest was assessed upon conversion as the Company waived all the interest.

On December 7, 2017, the Company entered a Convertible Promissory Note with the same borrower for $50,000. This Convertible Note had a maturity date on December 7, 2018 with an interest rate of 8% per annum, to be paid at maturity along with the principal with the option for the Company to convert to common shares of the borrower. The conversion price for this Convertible Note is $0.05 per share. The entire balance was converted into 1,000,000 shares and the shares had been issued on December 3, 2018.

The conversion from the three notes receivable above recognize $453,658 settlement gain by the Company. Since this is a related party transaction for the year ended March 31, 2019, we recorded the entire gain as a capital contribution in the equity.

On June 27, 2018, the Company entered a Promissory Note agreement with another borrower. The company lent $10,000. The Note had a maturity date on July 15, 2018 with interest rate of 15% per annum. Commencing on June 27, 2018, and on the last day of each month thereafter, until this Note is paid in full, the borrower shall make an interest payment to the Company. On September 12, 2018, the Company extended and amended the Promissory note agreement with the borrower. Maturity date is extended to November 15, 2018. As of March 31, 2019, the Company wrote off the entire note receivable as bad debt expense as the creditor is in default and not able to repay the balance.

NOTE 9 – INVESTMENT SECURITIES

Investment securities consist of the settlement of note receivable (See note 7 – Note Receivable) by 9,104,200 shares in a public company traded in OTC Markets. The fair value of the investment securities as of March 31, 2020 and 2019 were $27,313 and $497,089.

NOTE 10 – OTHER ASSETS

As of March 31, 2020, other assets consist of security deposit of 1,073,230 for four leases.

As of March 31, 2019, other assets consist of security deposit of $1,033,481 for two leases entered and $6,000 for other assets.

NOTE 11 – OTHER PAYABLES AND ACCRUED LIABILITIES

As of March 31, 2020, other payables and accrued liabilities consisted of payroll payable, payroll tax payable, credit card payable, and rent payable of 229,772.

As of March 31, 2019, other payables and accrued liabilities consisted of payroll payable, payroll tax payable and credit card payable of $167,381, other payable to Asher House of $11,084, and deferred rent of $566,217.

NOTE 12 – NOTES PAYABLE

On February 25, 2019, we entered into a note payable with an outside party for $200,000 with an interest rate of 20% and due on demand. The Company has an interest-free period if the principal is paid before August 25, 2019. As of March 31, 2020, and March 31, 2019, the balance was $0 and $200,000, respectively.

On February 25, 2019, we entered into a note payable with an outside party for $50,000 with an interest rate of 7% and due on demand. The Company has an interest-free period if the principal is paid before June 21, 2019. As of March 31, 2020, and March 31, 2019, the balance was $0 and $50,000, respectively.

On February 25, 2019, we entered into a note payable for $200,000 with an interest rate of 0% and due on demand. There is no interest on this note payable this loan. The Company also has debt issuance costs of $12,000 and expense immediately because the note payable is due on demand. As of March 31, 2020, and March 31, 2019, the balance was $50,000 and $200,000.

For the year ended March 31, 2020 and 2019, we entered into short term note payables with an interest rate of 0% and due on demand. This note holder are the major shareholder of the Company that received 15,565,108 Series C shares from the acquisition of LW for the year ended March 31, 2020. The money received from this short term note payable is for working capital purposes and intent to reclass as equity investment when the final agreement is signed. The note holder has an option to request the repayment of the note payable in return of all the shares issued to him before the final agreement is signed. As of March 31, 2020, and 2019, the balance was $11,950,600 and $175,000.

For the year ended March 31, 2020, we entered into short term note payables with the CEO of the Company for $2,000 and a management advisor of the Company for $74,000 an interest rate of 0% and due on demand.

On November 11, 2019, the Company entered into a convertible note payable with an outside party for $20,000 with an interest rate of 5% and matured on May 11, 2020. The note is convertible to common shares at the lower of $0.04 or 40% discount of the lowest closing price of 22 days trading period prior to the conversion date. The Company recorded $20,000 debt discounts and derivative liability related to the conversion features.

NOTE 13 – SHARES TO BE ISSUED (LIABILITY)

During the year ended March 31, 2019, the Company had entered into multiple consulting agreements which triggered shares to be issued with liability classification. As of March 31, 2020, and 2019, the Company had balances of $666,800 and $862,750 respectively.

NOTE 14 – DERIVATIVE LIABILITY

The derivative liability is derived from the conversion features in note 11. All were valued using the Binomial option pricing model using the assumptions detailed below. As of March 31, 2020, and March 31, 2019, the derivative liability were $23,016 and $0, respectively. The Company recorded $8,317 and $0 gain from changes in derivative liability during the years ended March 31, 2020 and 2019, respectively. The Binomial Option Price Model with the following assumption inputs:

March 31, 2020
Annual dividend yield	—
Expected life (years)	0.1
Risk-free interest rate	1.58%
Expected volatility	153%

NOTE 15 – RELATED PARTY TRANSACTIONS

As of March 31, 2020, and 2019, the Company had $35,741 due to a shareholder of the Company, resulting from the payments for the Company’s operating expenses made by this shareholder.

As of March 31, 2020, the Company has a balance of $11,950,600 note payable received from related parties.

NOTE 16 – DEFERRED STOCK COMPENSATION

As of March 31, 2020, and 2019, deferred stock compensation of $0 and $327,273, respectively, consisted of prepaid consulting expense to consultants.

NOTE 17 – STOCKHOLDERS’ DEFICIT

Shares authorized

The Company is authorized to issue 988,000,000 shares of common stock with a par value of $0.001 per share. As of March 31, 2020, and 2019, 268,883,223 and 176,106,796 shares were issued and outstanding.

The Company is authorized to issue 10,000,000 shares of Series A preferred stock with a par value $.001 per share. As of March 31, 2020, and 2019, 0 and 1,600,000 Series A preferred shares were issued and outstanding. For the year ended March 31, 2020, the Company retired and cancelled the Class “A” preferred class of stock. All shares issued were returned to treasury.

The Company is authorized to issue 1 share of Series B preferred stock with a par value $.001 per share. As of March 31, 2020, and 2019, 0 and 1 Series B preferred shares were issued and outstanding. For the year ended March 31, 2020, the Company retired and cancelled the Class “B” preferred class of stock. All shares issued were returned to treasury.

The Company is authorized to issue 50,000,000 shares of Series C preferred stock with a par value $.001 per share. As of March 31, 2020, and 2019, 13,198,483 and 0 Series C preferred shares were issued and outstanding.

Common Stock Issued and cancelled

For the quarter ended June 30, 2019, the Company paid the complete consideration for LYXR in the amount of 68,182 common stock at fair value of $75,000.

For the quarter ended June 30, 2019, the Company paid the complete considerations for TAH II and Fitamins in the amounts of 439,025 and 127,650 common stock at fair value of $900,000 and $250,000, respectively.

The Company is unable to make all the disclosures required by ASC 805-10-50-2 at this time as the initial accounting and pro forma analysis for the business combination of LYXR, TAH II, and Fitamins are incomplete.

In addition, the Company is preparing a preliminary purchase price allocation which is subject to change. The Company will complete its analysis to determine the fair value of the assets and liabilities on the acquisition date. Once this analysis is complete, the Company will adjust, if necessary, the provisional amounts assigned to assets and liabilities in the accounting period in which the analysis is completed.

For the quarter ended June 30, 2019, the Company issued 2,237,626 shares to Fong Simon Yu as part of the deposit consideration for the Worldwide Staffing acquisition.

For the quarter ended March 31, 2020, the Company issued 968,902 shares to different vendors as stock-based compensation and valued at $1,482,355.

For the year ended March 31, 2020, the Company issued 394,047 shares as stock subscriptions at fair value of $295,000.

For the year ended March 31, 2020, the Company issued 27,916 shares at fair value of $47,200 that was previously classified as shares to be issued – liability.

For the year ended March 31, 2020, the Company issued 121,525 shares at fair value of $167,700 that was previously classified as shares to be issued – liability.

For the quarter ended June 30, 2019, the Company entered into an agreement to finance the current cannabis assets and licenses and acquire the rights to additional cannabis licenses. As of the filing date of this financial report, the company has not yet closed on the agreement, so the Series C preferred stock issued to the counterparty and the management was valued at par until the contingency to closed the transaction has been completed.

For the quarter ended September 30, 2019, the Company issued 93,609 shares at fair value of $120,500 that was previously classified as shares to be issued – liability.

For the quarter ended September 30, 2019, the Company issued 72,902 shares to different vendors as stock based compensation and valued at $444,725.

On July 3, 2019, the Company issued 81,921,614 common shares to the counterparty and the management team members of the agreement that’s currently being negotiated with the strategic investment group. As of March 31, 2020, the agreements are still being negotiated and are not final.

For the quarter ended September 30, 2019, the Company issued 2,623,181 shares to reclass from Shares to be issued – equity to additional paid in capital for $440,000.

On August 2, 2019, the Company retired and cancelled the Class “B” preferred class of stock. All shares issued were returned to treasury.

For the quarter ended December 31, 2019, the Company cancelled 780,000 shares to an outside consultant valued at $780 and replaced with 400,000 stock options fair market value at $48,800. The Company recognized $9,760 related to the stock options issued to this outside consultant.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 shares per the finance agreement entered during June 30, 2019. As of March 31, 2020, the agreement is still being negotiated and is not final.

For the quarter ended March 31, 2020, the Company cancelled 2,366,625 preferred C shares.

NOTE 18 – SHARES TO BE ISSUED (EQUITY)

During the year ended March 31, 2020 and 2019, the Company had entered into multiple consulting agreements that required the issuance of equity that has not been issued and classified under equity. As of March 31, 2020, and 2019, the Company had a balance of $697,675 and $12,987,926, respectively.

NOTE 19 – COMMITMENTS AND CONTINGENCIES

The Company only had one lease as of March 31, 2020 from a farm lease which includes real properties, greenhouses, warehouses, and land, collectively referred to as the “Premises”, in Northern California under non-cancelable operating leases that expire in December 2023. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term. The farm is the only ROU assets and liabilities recognized as of March 31, 2020.

Lease Commitment

For the Year Ended 31-Mar-20
Lease Cost
Operating lease cost (included in general and administration in the Company’s unaudited condensed statement of operations)	$3,410,556

Other Information
Cash paid for amounts included in the measurement of lease liabilities for the nine months ended December 31, 2019	$3,369,933
Remaining lease term – operating leases (in years)	3.75
Average discount rate – operating leases	20%
The supplemental balance sheet information related to leases for the period is as follows:
Operating leases
Right-of-use assets	$8,769,716
Total operating lease assets	$8,769,716

Short-term operating lease liabilities	$1,753,024
Long-term operating lease liabilities	$7,623,533
Total operating lease liabilities	$9,376,557

Maturities of the Company’s lease liabilities are as follows:

Operating
Period ending June 30	Lease
2021	3,474,969
2022	3,561,843
2023	3,650,889
2024	2,789,188
Total lease payments	13,476,889

Less: Imputed interest/present value discount	4,100,332
Present value of lease liabilities	$9,376,557

Operating lease cost was $3,410,556 for the year ended March 31, 2020.

Short-term lease costs for the years ended March 31, 2020 and 2019 were not material. There were no right-of-use assets obtained in exchange for new lease liabilities for the years ended March 31, 2020 and 2019. There were no right-of-use assets obtained in exchange for new lease liabilities for the years ended March 31, 2020 and 2019.

NOTE 20 – INCOME TAXES

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The rate reduction took effect on January 1, 2018.

The Act also amended Internal Revenue Code Section 172 which governs the utilization of net operating losses (“NOLs”). Prior rules generally allowed NOLs to be carried back two years and forward 20 years, after which time the NOLs expired. The amendment by the Act disallows any carryback of NOLs arising in a taxable year ending after December 31, 2017, but allows an indefinite carryforward of such losses, but such losses may only offset a maximum of 80 percent of a taxpayer’s pre-NOL taxable income.

As of March 31, 2020, the Company had a consolidated net operating loss (“NOL”) carry-forward for income tax reporting purposes from federal and state income tax of approximately $1.8 million that may be offset against future taxable income through 2040. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance that the realization of the Company’s net deferred tax assets resulting from NOL carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

As a result of the effective Tax Act, the Company calculated its deferred taxes using the relevant tax rate at which the Company expects them to reverse in the future, which is 21%. Components of deferred tax assets are as follows:

	March 31, 2020	March 31, 2019

Expected income tax benefit from NOL carry-forwards	$1,837,065	$500,966

Less: valuation Allowance	(1,837,065)	(500,966)
Net deferred tax assets – Non-current:	$-	$-

The provision for income taxes differs from the amount computed using the federal US statutory income tax rate of 21% for the years ended March 31, 2020 and 2019 is as follows:

	2020	2019
Tax benefit at US Statutory Rate	$(1,906,717)	$(4,500,847)
State statutory income tax benefit, net of deductible to federal income tax	(-)	(18,842)
Permanent difference – nontax-deductible expense	1,613,041	7,566
Valuation allowance on NOL	293,677	4,512,122
Income tax benefit	$-	$-

The Company files U.S. federal and U.S. state tax returns. The Company generally is no longer subject to tax examinations for years prior to 2013.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income.

NOTE 21 – SUBSEQUENT EVENTS

On June 30, 2020, we entered into an agreement with Lee Asher and the Asher House™ to terminate the consulting agreement with Lee Asher. Pursuant to the termination agreement, the Company transferred its 51% interest in TAH II, LLC to Lee Asher, and agreed to pay a $5,000 final consulting fee. The parties agreed to sell off remaining inventory with the Company received 30% gross proceeds from the sales. The parties agreed to a mutual release of all claims.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Articles of Incorporation	5/19/2004
2.2	Bylaws	5/19/2004
2.3	Certificate of Amendment filed 9/4/2012	8/27/2020
2.4	Certificate of Designation Preferred Stock filed 9/4/2012	8/27/2020
2.5	Certificate of Designation Preferred A and B Stock filed 7/6/2018	8/27/2020
2.6	Certificate of Designation of Preferred C Stock filed 5/15/2019	8/27/2020
2.7	Certificate of Correction	8/27/2020
4.1	Form of Subscription Agreement	8/27/2020
11.1	Consent of Eilers Law Group, P.A. (included in 12.1)	12/16/2020
12.1	Opinion of Eilers Law Group, P.A. regarding Legality	12/16/2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beverly Hills, CA on this 22nd April 2021

CANNABIS STRATEGIC VENTURES, INC.

By:	/s/ Simon Yu
Simon Yu
CEO, CFO, Secretary
Principal Executive Officer
Principal Financial Officer
Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ George Wen	4/22/2021
George Wen, Chairman

/s/ Pyng Soon	4/22/2021
Pyng Soon, Director

/s/ Lin Yang	4/22/2021
Lin Yang, Director